Master Lease Facility Agreement
Morobe Consolidated Goldfields Limited
Westpac Bank PNG Limited
Hidden Valley Gold Project
Allens Arthur Robinson
Deutsche Bank Place
Corner Hunter and Phillip Streets
Sydney NSW 2000
Tel 61 2 9230 4000
Fax 61 2 9230 5333
www.aar.com.au
© Copyright Allens Arthur Robinson 2007

Date 14 June 2007
Parties
1.	Morobe Consolidated Goldfields Limited incorporated in Papua New Guinea of Level 4, Mogoru Moto Building, Champion Parade, (PO Box 850) Port Moresby, Papua New Guinea (the Lessee); and

2.	Westpac Bank PNG Limited of Level 9, Deloitte Tower, Douglas Street, Port Moresby NCD, Papua New Guinea as lessor under the Master Lease Agreement (Westpac).
Recitals
A	As arranged by Westpac Institutional Bank, a division of Westpac Banking Corporation (the Arranger) Westpac Bank PNG Limited (Westpac) is pleased to offer Morobe Consolidated Goldfields Limited (the Lessee) a master lease facility on the following terms.
Capitalised terms used in this Agreement are defined in the text or in Schedule 1 unless the context requires otherwise. They will be interpreted on the basis set out in Schedule 1.
MASTER LEASE DETAILS

Lessee:	Morobe Consolidated Goldfields Limited.

Facility Limit:	US$31,000,000 as reduced or cancelled under clauses 2.3 and 4.3.

Term:	This master lease facility will expire on 30 June 2013 or such other date agreed between the parties and is terminable on notice by Westpac following an Event of Default. That does not affect any Lease previously entered into under this master lease facility.

Individual Leases shall have a term not exceeding five (5) years and 91 days from the Delivery Date.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
1.	THE FACILITY

1.1	Facility
Provided the facility provided under this Agreement has not been terminated and has not expired, the Lessee can require Westpac to let equipment for hire to the Lessee on the terms of this facility on any Business Day. The Lease will be substantially in the form of Schedule 5. The rate and period of each Lease will be as set out in the Details Schedule of the relevant Lease.
1.2 Conditions Precedent
1.2.1 The obligations of Westpac under this Agreement are subject to the fulfilment of the following conditions precedent, namely
1.2.1.1 the Lessee must:
w	sign and return a copy of this Agreement to Westpac;

w	provide to Westpac a duly executed copy of the Intercreditor Deed and certified copies of each Project Document which has been entered into on or before the date of this Agreement;

w	deliver a verification certificate to Westpac dated no later than the date of this Agreement substantially in the form of Schedule 4A with the required attachments;

w	procure that HGMC and HGM each delivers a verification certificate to Westpac dated no later than the date of this Agreement substantially in the form of schedule 4B with the required attachments;

w	provide evidence to Westpac that all Authorisations and consents necessary for each party to enter into and perform its obligations under the Bank Documents have been obtained and are in full force and effect;

w	provide evidence to Westpac that all shareholder loans to the Lessee outstanding prior to the date of this Agreement have been converted to equity;

w	provide evidence (including providing certificates of currency for each insurance policy) to Westpac that the Equipment has been or will be insured in accordance with clause 6.7 of schedule 3 (Schedule of Lease Terms);

w	provide to Westpac the Deed of Assignment, duly executed by all parties to it (except Westpac);

w	procure that Komatsu duly executes the Komatsu Guarantee and deliver a certified copy to Westpac;
each to the satisfaction of, or (where relevant) in form and substance satisfactory to, Westpac.
1.2.1.2 Westpac must:
w	be satisfied as to the financial capability of Komatsu to support the obligations that arise as guarantor of the Contractor under the Sell Back Option and the Maintenance Contract and its own obligations under the Komatsu Guarantee;

w	be satisfied as to the financial capability of the Contractor to support its own obligations under the Sell Back Option and the Maintenance Contract;

w	be satisfied with Project economics as evidenced by the Financial Model and mine plan as at the date of execution of this Agreement;

w	be satisfied that the Project complies with the World Bank Guidelines;

w	procure from Aliens Arthur Robinson in Port Moresby and Sydney opinions as to the Bank Documents and their enforceability under New South Wales, Australian and Papua New Guinea law, which opinion shall be in form and substance satisfactory to Westpac;

Morobe Consolidated Goldfields Limited — Master Lease Agreement
w	receive from the Lessee an opinion procured by the Lessee from Legal counsel approved by Westpac as to:
(a)	Singapore law in relation to the Komatsu Guarantee;

(b)	South African law in relation to HGMC’s entry into the Intercreditor Deed; and

(c)	Isle of Man law in relation to the Project Lender’s entry into the Intercreditor Deed, which opinions shall be in form and substance satisfactory to Westpac; and

w	receive from the Lessee such other information as may reasonably be requested by Westpac and Westpac must be satisfied with that information.
1.2.2 Each Lease is subject to and shall not commence until the fulfilment (or waiver by Westpac in its absolute discretion) of the following conditions precedent, namely, the Lessee must:
w	provide Westpac with a completed and duly executed Lease Request in accordance with clause 2.2;

w	pay the Order Instalment in respect of that item of Equipment to Westpac on or before the Order Date for that item;

w	provide Westpac with completed and executed equipment documentation in respect of the relevant item of Equipment;

w	either:
(i)	provide to Westpac cash security to the satisfaction of Westpac equivalent to 12 months Rent Instalments (at a rate to be advised by Westpac calculated assuming that Leases are entered into for the full Facility Limit with a Base Rate as for the Term Instalments and assuming the Delivery Date is the date on which the relevant Lease is prepared); or

(ii)	provide Westpac with a certificate signed by 2 directors of the Lessee indicating that the Project is fully funded to date and there are available sufficient funds to satisfy the financial requirements of the Project to Project Completion;
w	in respect of the first Lease only following the entry into a new Maintenance Contract with a new maintenance contractor, provide a certified copy of that Maintenance Contract to Westpac and satisfy Westpac as to the financial capacity of the new maintenance contractor to perform its obligations under the new Maintenance Contract;

w	provide to Westpac certified copies of each Project Document which has not already been provided under clause 1.2.1.1 (other than the Project Loan Agreement and Project Charge);

w	provide evidence to Westpac of the payment of all fees and expenses which are due; and

w	provide Westpac with the financial statements and financial information for the Lessee and HGMC and such other information in relation to the Lessee, or any other party to the Bank Documents or the Project Documents as may reasonably be requested by Westpac and Westpac must be satisfied with that information;
each to the satisfaction of, or (where relevant) in form and substance satisfactory to, Westpac and at the date of the Drawdown Notice:
w	no Event of Default is subsisting or will result from the drawdown, or event which with notice or time would become an Event of Default;

w	no event or change has occurred to the Lessee or any other party to the Bank Documents or the Project Documents that has or would be likely to have a Material Adverse Effect;

w	drawdown will not cause the Facility Limit to be exceeded; and

w	each representation and warranty in the Bank Documents is true and correct in all material respects and not misleading nor deceptive in any material respect as of the date of the

Morobe Consolidated Goldfields Limited — Master Lease Agreement
drawdown and the date of purchase.
1.2.3 The parties shall use their respective reasonable endeavours to satisfy the conditions precedent in clause 1.2.1 as soon as practicable after the execution of this Agreement. Each party shall notify the other party as soon as practicable after each condition precedent has been satisfied or fulfilled by such party and Westpac shall give notice to the Lessee when all of the conditions precedent in clause 1.1.1 have been satisfied or waived. The conditions are for the benefit of Westpac and may be waived in whole or in part by Westpac by notice to the Lessee in writing. The Lessee shall bear the reasonable costs of procuring the opinions described in clause 1.2.1.2.

1.2.4 If the conditions precedent in clause 1.2.1 are not each satisfied or waived within 30 days from the date of execution of this Agreement (or such later date as the parties may agree in writing) then either party shall have the right to immediately terminate this Agreement by giving written notice to the other party to that effect. If the Agreement is terminated in accordance with this clause, no party will have any further obligation to the other parties and the parties will have no claim against each other, except, in the case of Westpac any claim against the Lessee in respect of outstanding fees, costs and expenses under clause 4 of this Agreement or indemnities under clause 5.4 of the Lease Terms.
2.	LEASING PROCEDURES
2.1	Purchase of Equipment
*	(Order) The Equipment shall be ordered by the Lessee in accordance with the Supply Contract.

*	(purchase) The Equipment shall be purchased by Westpac in accordance with the Supply Contract.

*	(title) Property in Equipment purchased under this Agreement shall pass directly from the Contractor to Westpac.

*	(payment of purchase price) Subject to the fulfilment of the conditions precedent in clause 1.2.2:
(a)	Westpac must pay the Order Instalment to the Contractor on the Order Date;

(b)	and the receipt by Westpac on or before the Shipping Date of the Drawdown Notice for the Shipping Instalment, the relevant Contractor’s invoice and Bill of Lading in respect of the relevant item of Equipment and the Escrow Portion and 15% of the Estimated PNGP from the Lessee, Westpac must pay the Shipping Instalment to the Contractor on the Shipping Date; and

(c)	and the receipt by Westpac of the Drawdown Notice for the PNGP, the relevant Contractor’s invoice from the Lessee and a copy of the relevant Handover Certificate and the PNGP Adjustment (if owing to Westpac in accordance with clause 5.10(a)), Westpac must pay the PNGP to the Contractor.
*	(escrow portion) Westpac will hold the Escrow Portion in escrow and pay the Escrow Portion to the Contractor in accordance with the provisions of the Supply Contract.

*	(Estimated PNGP) On or before the Shipping Date, the Lessee shall provide Westpac with all information with regard to the PNGP received from the Contractor and any other relevant information in that regard and Westpac and the Lessee shall agree the Estimated PNGP on the basis of such information.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
2.2	Lease Request
•	When the Lessee wishes to lease an item of Equipment the Lessee shall give to Westpac a Lease Request on or prior to the Order Date. The Lease Request shall request that Westpac prepares a Lease for the relevant item of Equipment and the Lessee shall provide Westpac with the information described in clause 1.2.2.

•	Westpac shall prepare the Lease if the conditions precedent in clause 1.2.2 have been satisfied and deliver it to the Lessee.

•	Following receipt of the Lease from Westpac, the Lessee shall promptly sign and return it to Westpac. If the person who signs the Lease is not a person referred to in the verification certificate, the Lessee must supply evidence satisfactory to Westpac of the authority of that person.

•	When the Lessee wishes to make a drawing in respect of an item of Equipment, the Lessee shall give to Westpac a Drawdown Notice. That Drawdown Notice must be received by Westpac by 11.00am (Port Moresby time) 3 Business Days (or such shorter period as Westpac may agree) before the proposed Drawdown Date which must be a Business Day during the Availability Period.

•	On the proposed Drawdown Date but only if all requirements of this Agreement have been satisfied including the conditions precedent in clause 1.2.2, Westpac will make available to the Lessee the amount requested in the Drawdown Notice up to a maximum (in aggregate with any other Drawdown Notice in respect of the same item of Equipment) of the Funded Amount

•	The Lessee shall ensure that there is delivered to Westpac no later than the Drawdown Date if required, a tax invoice for the Equipment which satisfies any applicable requirements (if any) of Westpac.
2.3	Form of Lease
*	Each Lease will be in substantially the form of Schedule 5.

*	The Base Rate for the Rent Instalments will be as set out in Schedule 5 (item 12).

*	The Term Instalments will be specified in the Details Schedule, and will be determined by Westpac having regard to its normal procedures, but so as to achieve a limit in the total underlying principal amount of all Leases so that the aggregate does not exceed the following amounts on the following dates:

Reduction Date	Limit
Initial	$31,000,000
June 30, 2009	$26,000,000
March 31, 2010	$21,000,000
December 31, 2010	$16,000,000
September 30, 2011	$11,000,000
June 30, 2012	$6,000,000
March 31, 2013	$1,000,000
On the dates specified above, the Facility Limit will be reduced and cancelled as set out in the table above.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
2.4	General
Notwithstanding any other provisions of this Agreement:
•	The Lessee is responsible for ensuring that Westpac obtains good and unencumbered title to all Equipment purchased pursuant to this clause.

•	The Lessee cannot commit Westpac to any contract with an obligation to another party. Its authority is only to acquire a good and unencumbered title in Equipment for Westpac.

•	The Lessee will indemnify Westpac on demand against any liability, cost or expense incurred in connection with any defect in Westpac’s title to any Equipment the subject of a Lease.
2.5	Authority
The Lessee is bound by:
•	any document or communication bearing a signature that appears to Westpac to be one of the specimen signatures of the Lessee; and

•	anything done by Westpac in accordance with this Agreement.
The Lessee irrevocably authorises Westpac (if the Lessee fails to do so or does so incorrectly) to prepare, complete, amend, execute and deliver on behalf of the Lessee each Lease.
2.6	Exclusivity
The parties agree to deal on an exclusive basis with respect to the provision of finance with regard to the Equipment described in the Supply Contract.
3.	REPRESENTATIONS AND UNDERTAKINGS
The Lessee makes the representations and warranties and gives the undertakings in Schedule 2.
4.	FEES AND EXPENSES

4.1	Establishment Fee
On the date of this Agreement the Lessee will pay the Arranger an establishment fee of US$450,000 as set out in the mandate letter dated 21 November 2005 from the Arranger to Harmony Cold (Australia) Pty Limited. Westpac acknowledges that $300,000 of the establishment fee has already been paid prior to the date of this Agreement.
4.2	Line Fee
The Lessee will pay Westpac a line fee which will accrue from day to day from the date of this Agreement on the amount of the Facility Limit, calculated at a rate of 1.5% per annum. The Lessee shall pay that fee in arrears on the last Business Day on each calendar quarter and on the day the Facility Limit is cancelled.
4.3	Cancellation of Facility Limit
The Lessee may at any time on not less than 5 Business Bays notice cancel all or part of the unutilised Facility Limit. Westpac may cancel all or part of the Facility Limit at any time an Event of Default under any Lease is subsisting.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
4.4	Expenses
The Lessee will pay Westpac and the Arranger on demand all costs and expenses (including legal expenses) incurred by Westpac and the Arranger in connection with the preparation, negotiation and execution of the Master Lease Agreement and any Lease, and of any waiver or consent, including the valuation of Equipment and considering conditions precedent.
5.	AGENCY
(a)	Pursuant to the execution of the Deed of Assignment, the Lessee has assigned the Assigned Property to Westpac.

(b)	Westpac appoints the Lessee as its sole agent, until termination under paragraph (f), to exercise on behalf of Westpac all of the rights in respect of the Assigned Property (unless otherwise specified).

(c)	Until the agency in paragraph (b) is terminated in accordance with paragraph (e), the Lessee is entitled to retain when made any recovery or benefit resulting from the enforcement of any such rights and will pay, and indemnifies, Westpac against, all costs, expenses, liabilities, losses and charges incurred in connection with the enforcement or purported enforcement of any such rights.

(d)	The Lessee agrees to promptly and effectively enforce all claims and rights referred to in paragraph (a) at all times during the term of its appointment under paragraph (b) in relation to an item of Equipment where the non-enforcement or delayed enforcement of a claim or right might result in a material diminution in the value, condition or utility of that item of Equipment.

(e)	If the Lease is terminated under clause 9.1, after an Event of Default occurs or at any other time, Westpac may terminate or limit the agency created by this clause by written notice to the Lessee specifying the date of such termination or limitation (and providing details of any limitation in the Lessee’s exercise of its agency powers under paragraph (b)).

(f)	The Lessee agrees to promptly and duly execute and deliver any and all such further documents or agreements and take such further action as may be necessary or desirable in order to give full effect to the assignment under this clause.
6.	SCHEDULE OF LEASE TERMS
*	The Lease Terms apply to each Lease as if a reference to this Lease in that schedule is a reference to the particular Lease.

*	Clauses 5.1 to 5.6 (inclusive), 5.9, 8.1 and 10 of the Lease Terms apply to this Agreement as if a reference to this Lease were a reference to this Agreement.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Executed as an agreement:
Signed for WESTPAC BANK PNG LIMITED by its attorney under the authority of a power of attorney.

/s/ Ross Hammona (sign here) I have no notice of the revocation of the power of attorney. Name: Ross Hammona Attorney
Signed by:
Morobe Consolidated Goldfields Limited

/s/ Graham Paul Briggs		/s/ William Mervyn Wasley

(sign here)		(sign here)
Title: Director		Title: Director

Name (please print):	Graham Paul Briggs	Name (please print):	William Mervyn Wasley
	Director		Director
Date of execution:
We confirm:
The Company is solvent. It is not prevented by any provision of the Companies Act 1997 (PNG) from entering into and performing the Document. We hold the offices stated under our signatures. We are authorised to sign the accepted agreement(s).

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 1
SCHEDULE OF DEFINITIONS AND INTERPRETATION
Definitions
Agreement includes any document or instrument of any kind, any deed, agreement or arrangement.
Assigned Property has the meaning given in the Deed of Assignment.
Authorisation includes:
(a)	any consent, registration, filing, lodgement, agreement, certificate, notarisation, permission, licence, approval, authority or exemption, from by or with any Governmental Agency; and

(b)	where a Governmental Agency can prohibit or restrict something if it acts within a specified period after formal notification of it (for example lodgement, registration or filing), the expiry of that period without that action.
Authorised Officer means
(a)	in respect of the Lessee any director, secretary or attorney, or any person from time to time nominated as an Authorised Officer by its by a notice to Westpac accompanied by certified copies of signatures of all new persons so appointed; and

(b)	in respect of Westpac, any person whose title or acting title includes the word Chief, Counsel, Executive Head, Manager, Director or President or cognate expressions, or any secretary or director.
Availability Period means the period from the date of satisfaction of the conditions precedent in clause 1.2.1 until 30 June 2008 (or such longer period as Westpac and the Lessee agree).
Bank Document means:
(a)	the Master Lease Agreement;

(b)	any Lease entered into under the Master Lease Agreement;

(c)	the Komatsu Guarantee;

(d)	the PRI Policy;

(e)	the Intercreditor Deed;

(f)	the Sell Back Option;

(g)	the Deed of Assignment;

(h)	the Supply Contract;

(i)	any Maintenance Contract; or

(j)	any other document agreed to by Westpac and the Lessee from time to time.
It includes any amendment or replacement of any of them or document issued under any of them.
Base Rate means the rate specified in the relevant Details Schedule.
Business Day means any weekday on which Westpac is open at the address referred to on the first page of the Master Lease Agreement and banks are open in New York and Sydney.
Casualty and Termination Value means, in relation to any Equipment at any time, the amount calculated by Westpac using the method specified in item 16 of the Details Schedule.
CIF Lae Portion means the purchase price for any Equipment paid to the Contractor under the Supply Contract covering ex-factory costs, insurance and freight to Lae.
Compensation Agreement means the compensation agreement dated 5 August 2005 between the Lessee and the landowner of the Mining Easement.
Contractor means UMW Niugini Limited.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Deed of Assignment means a Deed in the form of Schedule 7
Details Schedule means the schedule so named set out in each Lease.
Delivery Date means, in respect of an item of Equipment, the date on which a Handover Certificate is signed by the Lessee and the Contractor in accordance with the terms of the Supply Contract.
Drawdown Date means, in relation to any Equipment, the date on which Westpac is to provide any part of the Funded Amount under this Agreement.
Drawdown Notice means a notice in the form of Schedule 6.
Environmental Law means a law which relates to an aspect of the environment, planning, health or safety.
Equipment means the Equipment described in the Supply Agreement or any Drawdown Notice or Details Schedule (as the context requires) and includes all log books and other documentation and licences and all parts and components relating to the Equipment.
Escrow Portion means 5% of the CIF Lae Portion.
Estimated PNGP means PNGP estimated at the Shipping Date, based on information provided by the Contractor and agreed between the Lessee and Westpac.
Event of Default means anything listed in Clause 3 of Schedule 2.
Expiry Date means 30 June 2013 (or such other date agreed between the Lessee and Westpac).
Finance Debt includes:
(a)	any indebtedness, present or future, actual or contingent in relation to money borrowed or raised or any other financing;

(b)	any such indebtedness under or in respect of any of the following: a Guarantee, a discounting arrangement, a finance lease or similar agreement, hire purchase, deferred purchase price (for more than 90 days), or an obligation to deliver property or provide services paid for in advance by a financier; and

(c)	exposure under any interest, commodity, securities, index, or currency exchange, option, hedge, swap or other similar arrangement.
Financial Model means the cash flow model used in the Lessee’s submission of its financing plan to the Bank of PNG and provided to Westpac by the Lessee on 29 March 2007 under clause 1.2.1.2 of this Agreement (file name MCG Cash Flow Model IOM BDW FINAL BPNG.xls) as updated or varied from time to time by agreement between Westpac and the Lessee.
Funded Amount means, in respect of any item of Equipment, the Shipping Instalment plus 85% of the PNGP as set out in the relevant Details Schedule.
Governmental Agency includes any government, or any government, semi-government or judicial agency or authority.
GST means goods and services tax, value added tax or any other indirect tax in respect of the supply, acquisition or consumption of Equipment/services.
Guarantee means any guarantee, indemnity, letter of comfort or other assurance against loss, including any obligation to be responsible for the solvency or financial condition of another party, or for payment of a debt or obligation of another party, either directly or indirectly (for example, by acquiring the debt or obligation).
Handover Certificate has the meaning given in the Supply Contract.
HGM means HGM (Isle of Man) (Pty) Limited (company number 116712C) of 15 — 19 Athol Street, Douglas, Isle of Man, IM1 1LB.
HCMC means Harmony Gold Mining Company Limited (company number 1950/038232/06) of Harmony Main Offices, Remainder of Portion 3 of the Farm Harmony Farm 222, Private road, Glen Harmony, Virginia 9430, Free State, Republic of South Africa.
Intercreditor Deed means the intercreditor deed between Westpac, the Arranger, HGM (Isle of Man) (Proprietary) Limited, HGMC and the Lessee dated on or about the date of the Master Lease Agreement.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Interest Rate means the Base Rate plus the Margin.
Komatsu means Komatsu Asia and Pacific Private Limited (company number 197100057R) a company incorporated in Singapore of 1 Gul Avenue, Off Benoi Road, Jurong Point, Singapore 629648.
Komatsu Guarantee means the Guarantee in the form of annexure A to Schedule J of Part 3 of the Supply Contract.
Lease means a lease entered into under this Agreement.
Lease Request means a notice in the form of Schedule 8.
Lease Terms means the Schedule of Lease Terms set out in Schedule 3.
Maintenance Contract means the maintenance of mining equipment contract dated 22 November 2006 for the maintenance of the Equipment between the Lessee and the Contractor.
Margin means:
(a)	on each day until Project Completion, 1.25% per annum; and

(b)	on that day and each day subsequently, 0.80% per annum.
Master Lease Agreement means the master lease facility agreement between Westpac and the Lessee to which this schedule is attached (and includes all schedules).
Material Adverse Effect means a material adverse effect on the financial or business condition of the Lessee, its ability to meet its payment obligations under the Bank Documents, any Equipment, or the security or rights of Westpac or the title of Westpac to any Equipment.
Memorandum of Agreement means the Memorandum of Agreement relating to the Hidden Valley Gold Project dated 5 August 2005 between the Lessee, the State of Papua New Guinea, Morobe Provincial Government, Wau Rural Local Level Government and Wau Bulolo Urban Local Government.
Mining Easement means the mining easement (ME 82) granted or to be granted by the Minister responsible for mining in Papua New Guinea on the recommendation of the Mining Advisory Council of Papua New Guinea.
Mining Easement Application means the application dated 4 December 2006 to the Department of Mining in Papua New Guinea to register the Mining Easement and related documentation.
Mining Lease means the Mining Lease (M151) dated 4 March 2005.
Order Date means the date upon which the Lessee places an order for an item of Equipment with the Contractor under the Supply Contract.
Order Instalment means 10% of the CIF Lae Portion in respect of the relevant item of Equipment.
PNGP or Papua New Guinea Portion means the inland transport, handling, dis-assembly and reassembly costs in respect of any item of Equipment in Papua New Guinea.
Premises means any premises stated in the Details Schedule of this Lease.
PRI Policy means the Political Risk Insurance Policy (cover Note No. CP 3642506) dated 3 August 2006 issued in favour of HGMC by the Heath Lambert Group including the endorsement titled Cover Note Addendum No.1 dated 13 November 2006 and Cover Note Addendum No.2 dated 18 April 2007 and any other endorsements on the policy from time to time.
Principal Outstanding means the aggregate of the present value of unpaid Rent Instalments and Residual Value discounted at the relevant rate implicit in each Lease.
Proceeds Account means an account of the Lessee entitled “Hidden Valley Gold Proceeds Account” with Westpac Banking Corporation (New York branch) or any other account which Westpac and the Lessee agree is the Proceeds Account for the purposes of a Lease.
Project means the Hidden Valley Gold Project (or Hidden Valley Project) in Morobe Province, Papua New Guinea in terms of which the Lessee shall fund, design, procure, construct and commission a mine on its Hidden Valley Tenements (as defined in the Project Loan Agreement) and conduct mining, mineral processing and related operations thereon.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Project Charge means the charge in the form of schedule 10 to be granted by the Lessee in favour of the Project Lender to secure its obligations under the Project Loan Agreement.
Project Completion means date upon which the Lessee has satisfied Westpac that the Project has achieved for any consecutive 3 (three) month period a rolling monthly average gold production of not less than 19,000 ounces per month.
Project Document means:
(a)	the Compensation Agreement;

(b)	the Memorandum of Agreement;

(c)	the Project Loan Agreement;

(d)	the Project Charge;

(e)	the Mining Lease;

(f)	the Mining Easement, or if such easement has not been granted, the Mining Easement Application;

(g)	the Sell Back Option;

(h)	any Maintenance Contract;

(i)	the Supply Contract;

(j)	the PRI Policy;

(k)	the Komatsu Guarantee;

(I)	any Authorisation necessary for the Lessee to execute and perform its obligations in accordance with any agreement or security relating to this Agreement or in connection with the Project, including all necessary approvals from Papua New Guinea Central Bank (including for offshore bank accounts) and an environment permit under the Environment Act 2000 (PNG);

(m)	any document issued under any Project Document; or

(n)	any other document agreed to by Westpac and the Lessee from time to time and any amendment or replacement of any of them or any document issued under any of them.
Project Lender means HGM.
Project Loan Agreement means the loan agreement in the form and in the amount in schedule 9 to be entered into between the Lessee and the Project Lender.
Rent Instalment means all rental owing, or to become owing, by the Lessee to Westpac under a Lease. The amount of Rent Instalment is as stated in the relevant Details Schedule as adjusted or varied under the Lease.
Rent Instalment Date has the meaning given in the Details Schedule.
Residual Value means the amount stated in the relevant Details Schedule or any other amount agreed between Westpac and the Lessee in writing (as adjusted or varied under the Lease).
Security Interest includes any mortgage, pledge, lien, charge or other security or any arrangement which gives a creditor a preferential right to an asset or its proceeds.
Sell Back Option means the sell back option in schedule J of Part 3 of the Supply Contract.
Shipping Date means the date no later than 7 days after the date upon which Komatsu issues a Bill of Lading in respect of the relevant item of Equipment to the Contractor for shipment to the Lessee. The Shipping Date shall be no later than the last day of the Availability Period.
Shipping Instalment means 85% of the CIF Lae Portion in respect of the relevant item of Equipment.
Subsidiary has the meaning given in the Corporations Act 2001 (Cth).
Supply Contract means the supply of mining equipment contract dated 22 November 2006 between the Lessee and the Contractor.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
A “tax” means a tax, levy, impost, deduction, charge, stamp duty, financial institutions duty, any credit or debit tax, compulsory loan or withholding (together with any related interest, penalty, fine or expense in connection with any of them).
World Bank Guidelines means the Pollution Prevention and Abatement Handbook produced by the World Bank (as updated) and any other environmental guidelines published by the World Bank or the International Finance Corporation (including the World Bank General Environmental Guidelines, the IFC General Health and Safety Guidelines and guidelines outlined in the Equator Principles).
Interpretation
Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.
w	A reference to a party to this document or another agreement or document includes the party’s successors and permitted substitutes or assigns.

w	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

w	Mentioning anything after including, includes or including or after examples does not limit what else might be included.

w	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 2
SCHEDULE OF REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Terms used in this Schedule are defined and will be interpreted on the basis set out in Schedule 1 of the attached Master Lease Agreement or a Lease unless the context requires otherwise.
1. REPRESENTATIONS AND WARRANTIES
The Lessee represents and warrants as follows.
(a)	(Status) It is incorporated in the place stated by it. Each Bank Document is its binding obligation enforceable against it, and does not breach any document or agreement binding on it or any law.

(b)	(Authority) It has full power and authority to enter into and perform the Bank Documents and Project Documents to which it is a party. No further corporate action is necessary for it to be bound under any Bank Document. Each person held out in a verification certificate attached to a Bank Document or other document signed by a secretary or director as having that authority, is authorised to sign a drawdown or other notice on its behalf.

(c)	(Information) All information provided to Westpac or the Arranger in respect of the Bank Documents and to the insurers in respect of the PRI Policy by or on behalf of it or HGMC is true in all material respects and is not by omission or otherwise misleading or deceptive in any material respect. It has disclosed to Westpac and the Arranger everything known to it material to Westpac’s entry into the Master Lease Agreement and the Leases. It has disclosed to the insurers under the PRI Policy everything known to it material to each insurer’s entry into the PRI Policy.

(d)	(Accounts) Its and HGMC’s most recent consolidated and unconsolidated accounts give a true and fair view under generally accepted accounting principles. There has been no material adverse change since the period they cover. They disclose all material Finance Debt and material contingent liabilities.

(e)	(Litigation) No litigation, tax claim, dispute or other proceeding is current or, to its knowledge, threatened which may have a Material Adverse Effect.

(f)	(No trustee) It is not a trustee of any trust, except for any implied constructive or resulting trust which arises under its ordinary course of business.

(g)	(No default) There is no subsisting Event of Default, or event which with time or notice or both would become an Event of Default.

(h)	(Environment Law) There is and has been nothing relating to it or its business or assets which under any Environmental Law has given rise or may give rise to substantial expenditure by it, a substantial claim against it or a requirement that it cease or substantially alter a material activity.

(i)	(Taxes) It has paid all taxes payable by it, expect where it is disputing the taxes in good faith where it has set aside sufficient reserves to pay such tax and failure to pay such taxes will not have a Material Adverse Effect.

(j)	(Authorisation) It has in place all Authorisations necessary or advisable in connection with the execution and performance on the Bank Documents and the Project Documents and the conduct of the Project.

(k)	(Project Documents) All Project Documents are valid and binding, it is complying with their terms, it has not received any notice or claim by any other party of a material breach, or threatening termination or rescission.

(I)	(Compliance of Project) The Project as conducted, and as contemplated, complies materially with all applicable laws (including Environmental Laws), and with World Bank Guidelines and with the requirements of all relevant Authorisations and the Project Documents.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(m)	(Subsidiaries) It has no Subsidiaries.

(n)	(Solvency) No Event of Insolvency (as defined in the Sell Back Option) has occurred in relation to it.

(o)	(Insurance) It has obtained insurance in accordance with the terms of Clause 6.7 of Schedule 3.

(p)	(Material Adverse Effect) Nothing has occurred which has or is likely to have a Material Adverse Effect.

(q)	(Security) There is no Security Interest over any of its assets other than the Project Charge and liens arising by operation of law.

(r)	(Use of proceeds) All proceeds of each drawdown of any part of the Funded Amount are to be used or have been used (as applicable) to acquire the relevant item of Equipment.

(s)	(Transactions permitted) The execution and performance by it of the Bank Documents to which it is expressed to be a party and each transaction contemplated under those documents did not and will not violate in any respect a provision of:
(i)	a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on it;

(ii)	its constitution or other constituent documents; or

(iii)	any other document or agreement which is binding on it or its assets, and, except as provided by the Bank Documents, did not and will not:
(iv)	create or impose a Security Interest on any of its assets; or

(v)	allow a person to accelerate or cancel an obligation with respect to Finance Debt, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Finance Debt, whether immediately or after notice or lapse of time or both.
(t)	(Investment Promotion Act) The Lessee holds a current certificate under the Investment Promotion Act 1992 (PNG) and the activities it is conducting in respect of the Project and the Bank Documents and the Project Documents are consistent with this certificate.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
2.	UNDERTAKINGS
The Lessee undertakes as follows unless Westpac gives written consent otherwise.
(a)	(Information) It will provide the following:
(i)	promptly after the end of each financial year (but not longer than 120 days thereafter), copies of its consolidated and unconsolidated audited annual balance sheet, cashflow statements and profit and loss statement certified by an Authorised Officer of the Lessee, together with a certificate of the company signed by two directors certifying as to whether an Event of Default subsists and that its representations are true;

(ii)	promptly after each calendar quarter (but not longer than 45 days thereafter), copies of its quarterly management accounts;

(iii)	promptly after each month in a form to be agreed with the Lessor, and in any event within 20 days of the end of that month, copies of the monthly management operating report for the month;

(iv)	within 14 days of receipt each year, copies of:
(A)	the Certificates of Currency for all insurances including the PRI Policy; and

(B)	the annual certificate and other supporting documentation provided by the Contractor under clause S34.2 of the Maintenance Contract, accompanied by a certificate of the company signed by two directors confirming the contents of the certificate and other supporting documentation;
(v)	promptly, details of any substantial dispute between it and a Governmental Agency, or a proposal by a Governmental Agency to compulsorily acquire all or a substantial part of its assets;

(vi)	promptly following receipt, copies of each Handover Certificate;

(vii)	promptly, notice of any dispute with another party to a Project Document, any material breach of a Project Document by any party, any allegation of a material breach, any communication threatening or foreshadowing a possible termination, rescission or acceptance of a repudiation of a Project Document or any amendment to or variation of a Project Document;

(viii)	immediately, notice and written particulars of any failure to maintain the Equipment in accordance with the requirements of the Sell Back Option and/or non-compliance with those requirements;

(ix)	promptly, notice of any event of default or potential event of default (howsoever described) under the Project Loan Agreement;

(x)	promptly, notice and written particulars of any litigation, arbitration, tax claim, dispute or administrative or other proceeding in relation to it involving a claim or series of claims exceeding US$1,000,000 or its equivalent or which may otherwise have a Material Adverse Effect; and

(xi)	promptly, any other information reasonably requested by Westpac (including information relating to the financial condition, operations and business of the Lessee).
Any account or statement provided to Westpac by the Lessee must give a true and fair view and be prepared in accordance with applicable laws and generally accepted accounting principles consistently applied.

(b)	(Notice of Default) It will notify Westpac as soon as it becomes aware of any Event of Default, or any other event which with time or notice or both would become an Event of Default (including any breach of a Bank Document).

(c)	(Assets) It will not dispose of all or any material part of its assets or an interest in them or agree or attempt to do so (whether in one or more related or unrelated transaction).

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(d)	(Authorisations) It will keep in force and comply with all Authorisations required in relation to the performance and enforceability of the Bank Documents, the Project Documents and in relation to the Project.

(e)	(Compliance with law) It will comply with all laws binding on it where failure to do so may have a Material Adverse Effect.

(f)	(Compliance with Project Documents) It will comply in all material respects with all Project Documents.

(g)	(No variation or termination of Project Documents) It will keep the Project Documents in full force and effect. Except with the prior written consent of Westpac (not to be unreasonably withheld), it will not:
(i)	amend or vary or consent to any amendment or variation of a Project Document, provided that this undertaking shall not apply to any amendment or variation of the Memorandum of Agreement, Mining Lease or Mining Easement where such amendment or variation is initiated by a Government Agency;

(ii)	avoid, release, surrender, repudiate, terminate, rescind, discharge (other than by performance) or accept the termination, rescission or repudiation of a Project Document; or

(iii)	expressly or impliedly waive, or extend or grant any time or indulgence in respect of, any provision of a Project Document.
(h)	(Enforcement of Project Documents) It will enforce each Project Document to which it is a party and exercise its rights, authorities and discretions under those documents prudently and while an Event of Default or event which with notice or time or both would become an Event of Default subsists, in accordance with the directions (if any) of the Lender.

(i)	(World Bank Guidelines) It will comply with the World Bank Guidelines in relation to the Project and the Equipment.

(j)	(Change of business) It will not substantially change the nature of the business or businesses carried on by it as a whole. It will not take any action which would have that effect, whether by disposal, acquisition or otherwise.

(k)	(Arms length dealings) It will not deal with any other party except at arms length for full commercial consideration in the ordinary course of business.

(I)	(Insurance) It will keep in force insurance in accordance with clause 6.7 of schedule 3.

(m)	(Environmental Law) It will maintain procedures which in the opinion of Westpac are adequate to monitor its compliance with Environmental Laws, the World Bank Guidelines or any Authorisation under any of those laws, and circumstances which may give rise to a claim or a requirement of substantial expenditure by it.

It will promptly remedy any material breaches or circumstances referred to above.

(n)	(Negative Pledge) It will not grant or permit to subsist any Security Interest over any of its assets except:
(i)	liens arising by operation of law, where the amounts secured by the lien is paid when due, except where it is disputed in good faith and sufficient reserves have been set aside to make payment of the disputed amount;

(ii)	the Project Charge provided that immediately after execution of the Project Charge the Lessee will provide a certified copy of it to Westpac; or

(iii)	any other Security Interest described in annexure J of the Project Loan Agreement provided that:
(A)	prior to the date of creation of the relevant Security Interest, Westpac has consented to the terms of the instrument creating the Security Interest in respect of which:
(1)	such consent may not be unreasonably withheld other than as set out in sub-paragraph (2); and

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(2)	such consent may be withheld if, in the reasonable opinion of Westpac, such creation or existence of the relevant Security Interest would adversely affect a right or interest of Westpac in respect of the Equipment or its rights under the Bank Documents, the Supply Contract or the Maintenance Contract or the ability of the Lessee to perform its obligations under those documents in any material respect; and
(B)	the Lessee has or will immediately after execution of the instrument referred to in paragraph (A) provide a certified copy of it to Westpac.
(o)	(Title Retention) It will not enter into an agreement with respect to the acquisition of assets on title retention terms expect in the ordinary course of day-to-day trading.

(p)	(Sale and lease back) It will not sell or otherwise dispose of any of its assets to a person were, under the terms of that sale or disposal, or under a related transaction, that asset is or may be leased to it or any related Entity.

(q)	(Security Deposit) It will not deposit or lend money on terms that it will not be repaid until its or another person’s obligations or indebtedness are performed or discharged. It will not deposit money with or lend money to a person (other than Westpac) to whom it is, or is likely to become, actually or contingently indebted.

(r)	(Project Revenue)
(i)	It will ensure that all revenue of the Project, including all amounts payable in relation to the sale of gold and other product of the Project and all amounts payable to it under any hedges, are paid directly into the Proceeds Account. It will give to all buyers and all counterparties to hedge contracts, directions necessary for them to make payment to the Proceeds Account directly.

(ii)	If the Lessee enters into any agreement relating to Finance Debt which in any way regulates the order of payment out of the Proceeds Account or any other account, it will ensure that rent, fees and all other amounts under the Leases and the Master Lease Agreement is included as operating expenditure and will not rank behind any other expenditure or payment until the date that Westpac issues a notice to the Lessee terminating this Agreement following an Event of Default.
(s)	(Prudent operator, good operating practice) It will ensure that the Project is constructed, operated and maintained in accordance with all applicable laws and Authorisations, the Project Documents and with the degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonable and prudent operator of the same type of undertaking as the Project.

(t)	(Hedging) The Lessee shall not adopt any hedging policy without the prior written agreement of Westpac provided that Westpac’s agreement will not be unreasonably withheld; provided that Westpac may withhold its agreement if the implementation of and compliance with the hedging policy proposed by the Lessee has or is likely to have (in the opinion of Westpac) a material adverse impact on the Project economics as evidenced by the Financial Model and the mine plan provided as a condition precedent under clause 1.2.1.2.

(u)	(Inspection) The Lessor or persons authorised by it may at any time on reasonable notice inspect and require the provision of copies of the books and records, and inspect the premises, of the Lessee. The Lessee will do everything in its power to assist that inspection and provide those copies and will ensure that its officers and employees do that same.

(v)	(PRI Policy) It will comply with the terms of the PRI Policy and do everything necessary to maintain the PRI Policy (or an equivalent policy acceptable to the Arranger and Westpac) in full force and effect until the Expiry Date. It will not do or permit anything which would prejudice the PRI Policy including anything which would allow any insurer to reduce or deny cover or terminate the PRI Policy before the Expiry Date.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(w)	(Sell Back Option) It will maintain the Equipment in accordance with the requirements for repurchase under the Sell Back Option, without any reduction on the Sell Back Price (as defined in the Sell Back Option). It will comply with all the terms of the Sell Back Option, including in relation to decommissioning and delivery of Equipment and related title and other documentation. It will ensure that it retains in good condition all documentation required to be provided under the Sell Back Option.

(x)	(Finance Debt) It will not incur any Finance Debt except:
(i)	under the Project Loan Agreement provided that the Lessee has (or will immediately after execution of the Project Loan Agreement) provided a certified copy of it to Westpac;

(ii)	shareholder loans provided that such shareholder loans shall not exceed the applicable PNG “thin capitalization” limit in effect as at the date of this Agreement (being a debt to equity ratio of 3:1) and are subordinated to the Finance Debt under this Agreement on terms acceptable to Westpac; or

(iii)	Finance Debt contemplated in the Project Loan Agreement but secured by the Lessee under an alternative funding arrangement on commercial terms substantially the same as the Project Loan Agreement or otherwise acceptable to Westpac, provided that the financier of that Finance Debt has entered into intercreditor arrangements on terms the same as the Intercreditor Deed or otherwise acceptable to Westpac and provided that the aggregate of Finance Debt under the Project Loan Agreement and all of the said alternative funding arrangements does not exceed the Finance Debt contemplated in the Project Loan Agreement.
(y)	(Financial accommodation) It will not advance money or provide financial accommodation, or give a Guarantee or a Security Interest, in connection with an obligation of another person other than the Project Charge or liens arising by operation of law.

(z)	(Accounts) It will keep proper books of account that give a fair view of its financial condition and state of affairs.

(aa)	(Conditions Subsequent) It will deliver to Westpac:
(i)	within 6 months of the date of the Master Lease Agreement (or such longer period as Westpac and the Lessee may agree) a certified copy of the Mining Easement; and

(ii)	within 6 weeks of the date of the Master Lease Agreement (or such longer period as Westpac and the Lessee may agree) a certified copy of the Project Loan Agreement and the Project Charge.
(bb)	(Proceeds Account) On or before the earlier of 31 October 2008 and the date any revenues are received by the Lessee in respect of sales of mineral produced from the Project, it will establish in its name the Proceeds Account and maintain the Proceeds Account until the Expiry Date (or such earlier date that the Principal Outstanding and all other amounts owing by the Lessee to Westpac under the Master Lease Agreement are satisfied in full).

Morobe Consolidated Goldfields Limited — Master Lease Agreement
3. EVENTS OF DEFAULT
Each of the following is an Event of Default except as stated below.
(a)	(Obligations under transaction documents) The Lessee fails to comply with any obligation in any Bank Document (including the non-payment of any amount owing to Westpac under any Bank Document).

(b)	(Misrepresentation) A representation or statement by or on behalf of the Lessee in a Bank Document, or in a document provided under it, is misleading in a material respect.

(c)	(Cross Default)
(i)	Finance Debt of the Lessee is not paid when due (or within an applicable grace period) or becomes due, or capable of being called due, in advance of its stated maturity (except as a result of the exercise of a prepayment right in the absence of default); or

(ii)	an event of default (how so ever described) occurs under any other document to which the Lessee is a party.
(d)	(Winding up) An application or order is made, or a resolution is passed or proposed in a notice of meeting, or other applicable steps taken, for the winding up, statutory management or administration of the Lessee or any analogous process, or an arrangement or composition with its creditors or a class of them.

(e)	(Enforcement against assets) A receiver, receiver and manager, administrator or similar officer is appointed over the Lessee or any of its assets. A Security Interest is enforced, or distress or other execution threatened or levied, against any asset of the Lessee.

(f)	(Reduction of capital) The Lessee reduces its capital, cancels its uncalled capital or buys back its shares.

(g)	(Insolvency) The Lessee is insolvent or is deemed or presumed insolvent under any applicable law. The Lessee ceases or threatens to cease carrying on its business or paying its debts.

(h)	(Event of Insolvency) An Event of Insolvency occurs (as defined in the Sell Back Option).

(i)	(Documents) All or a material part of a Bank Document or a Project Document is for any reason terminated, discharged, avoided, repudiated or rescinded or of no force or effect or of limited force or effect. The Lessee alleges that it is so.

(j)	(Investigation) An investigation or any other form of inquiry is instituted under the Corporations Act 2001 (Cth), the Companies Act 1997 (PNG) or similar legislation into the affairs of the Lessee which in the reasonable opinion of Westpac may have a Material Adverse Effect.

(k)	(Revocation of Authorisation) An Authorisation which is material to the business of the Lessee, the Project or performance by the Lessee of its obligations under the Bank Documents ceases to have effect and is not replaced by another Authorisation acceptable to Westpac.

(I)	(Ceasing business) The Lessee ceases to carry on business.

(m)	(Control) Without the prior written consent of Westpac (not to be unreasonably withheld):
(i)	the Lessee ceases to be directly or indirectly wholly and beneficially owned by HGMC provided that HGMC may, through its relevant Subsidiaries, procure and/or the Lessee may transfer to the Provincial Government of Morobe and/or the Landowners (as defined in the Mining Development Agreement) up to 5% of the issued share capital in the Lessee in accordance with the provisions of the Mining Development Agreement;

(ii)	the Project Lender ceases to be directly or indirectly wholly and beneficially owned by HGMC; or

(iii)	in the opinion of Westpac there is a substantial change in the ownership, management or control of HGMC.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(n)	(Compulsory Acquisition) Any Equipment or all or a material part of the Project or the assets of the Lessee are acquired by any Governmental Agency or otherwise expropriated.

(o)	(Abandonment) The Project is abandoned, or put on an care and maintenance basis.

(p)	(World Bank Environmental Standards) The Lessee fails to comply with World Bank Guidelines for a continuous period of 30 days or more.

(q)	(Insurance) Any insurance required to be maintained in relation to the Equipment or the Project (including the PRI Policy), is terminated or expires without renewal prior to the Expiry Date or is materially or adversely reduced or otherwise prejudiced, or (without limiting the foregoing) an insurer denies or materially reduces cover, or is entitled to terminate or avoid the policy, or to deny cover.

(r)	(Analogous events) Anything analogous to anything referred to in paragraphs (d) to (h) inclusive or which has substantially the same effect in any jurisdiction occurs with respect to the Lessee.

(s)	(Conditions Subsequent) The Lessee fails to comply with its undertakings in paragraph (aa) of Schedule 2, part 2.

(t)	(Mining Easement) The Mining Advisory Council of Papua New Guinea or the Minister responsible for mining in Papua New Guinea makes a final and conclusive determination not to grant the Mining Easement either in the form of the Mining Easement Application or in such other form as may be acceptable to the Lessee and agreed by Westpac (acting reasonably).

(u)	(Material Adverse Change) There are any other circumstances including a material adverse change to the business assets or financial condition of the Lessee which may in the opinion of Westpac have a Material Adverse Effect.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 3
SCHEDULE OF LEASE TERMS
1. DEFINITIONS AND INTERPRETATION
The definitions and principles of interpretation in Schedule 1 to the Master Lease Agreement or the relevant Lease apply to this Schedule unless the context requires otherwise.
2. REPRESENTATIONS AND UNDERTAKINGS
The Lessee makes the representations and warranties and gives the undertakings in Schedule 2 to the Master Lease Agreement.
3. COMMENCEMENT OF LEASE
This Lease will commence on the commencement date stated in the Details Schedule.
4. DELIVERY, TITLE, LOCATION OF EQUIPMENT AND ASSIGNMENT
4.1	(Deliver): The Lessee will take delivery of the Equipment on Westpac’s behalf at the Lessee’s cost and risk of delay. The taking of delivery by execution by both the Lessee and the Contractor of the Handover Certificate in accordance with the terms of the Supply Contract is:
(a)	an acceptance of delivery by Westpac; and

(b)	conclusive proof, as between the parties, that the Equipment has been inspected by the Lessee and is satisfactory to the Lessee.
4.2	(Lessee’s risk): The Lessee accepts all risk of the non-existence or non-delivery of the Equipment, any defect in the Equipment, their conformity to any description, any defects in Westpac’s title to them and their quality, merchantability, suitability, fitness and condition. The Lessee must satisfy itself as to these matters. Westpac has no obligation or liability in connection with the delivery or acceptance of any item of Equipment.

4.3	(Property of owner):
(a)	The Lessee acknowledges that, following the assignment in accordance with clause 4.6 of this Lease, the Equipment is and will remain Westpac’s sole property.

(b)	The Lessee will take all steps necessary or reasonably required by Westpac to preserve Westpac’s rights and title to the Equipment.
4.4	(Location of Equipment): The Lessee will keep the Equipment:
(a)	in the Lessee’s sole possession, except pursuant to the Maintenance Contract when the relevant item of Equipment will be in the possession of the Contractor; and,

(b)	unless the Equipment is normally mobile (for example, a motor vehicle, ship or plane), at the Premises stated in the Details Schedule or, if no Premises are stated, in a safe and proper place notified to Westpac by the Lessee (or any other places approved in writing by Westpac).

Morobe Consolidated Goldfields Limited — Master Lease Agreement
4.5	(Leased or Mortgaged Premises):
(a)	Where the Equipment is to be installed or used in any Premises or places:
(i)	that are not owned by the Lessee; or

(ii)	subject to any Security Interest, lease, sub-lease or other interest, the Lessee must:

(A)	first deliver to Westpac a written acknowledgment executed by each person having any interest in the Premises or places (whether as owner, mortgagee, lessor, sub-lessor or otherwise) that:
(1)	the Equipment is and will remain the property of Westpac; and

(2)	Westpac may enter those Premises or places and remove the Equipment;
(B)	take all steps necessary to preserve Westpac’s rights and title to the Equipment; and,

(C)	pay the rents, rates, taxes, charges and impositions payable in respect of the Premises or places where the Equipment is located and all amounts payable under any Security Interest, lease, sub-lease or other interest in relation to such Premises or places.
(b)	The Lessee must not create or permit any Security Interest over the Premises or place where the Equipment is located unless the Lessee has first delivered to Westpac an acknowledgment by the security holder in accordance with paragraph (a)(A) above.
4.6	(Assignment):

The provisions of the Deed of Assignment apply in respect of Equipment the subject of this Lease.

5.	PAYMENTS

5.1	(manner of payment): The Lessee will pay the Rent Instalments, the Casualty and Termination Value, the Residual Value and all other money payable by the Lessee under this Lease:
(a)	as set out in the Details Schedule or elsewhere in this Lease;

(b)	without any set-off, withholding or deduction;

(c)	to Westpac at the address stated in the Details Schedule or at any other address Westpac notifies the Lessee in writing from time to time; and

(d)	with any applicable GST or similar tax.
5.2	(obligations unconditional):
(a)	The Lessee’s obligations to pay the Rent Instalments, the Casualty and Termination Value, the Residual Value and all other amounts are absolute and unconditional.

(b)	They will not be affected by anything which would otherwise affect them (including any defect in the Equipment, quality, fitness, suitability, merchantability or condition of the Equipment, conformity to any description, title to the Equipment or the non-existence or destruction of the Equipment).

(c)	The consideration for the Lessee’s obligations includes the payment of the Funded Amount by Westpac.

(d)	Rent Instalments paid in advance are not refundable.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
5.3	(Default interest): Interest will accrue each day on each amount due but unpaid. The rate will be the applicable Interest Rate for the Interim Interest Instalment or Term Instalment as the case may be plus 2%. That interest accrues before and after any judgment. Unless it does so more often, Westpac will be taken to have debited monthly the Lessee’s account with accrued interest under this paragraph. That interest will then itself bear interest.

5.4	(Stamp duty and government charges): The Lessee will pay or reimburse Westpac for all stamp, transaction and other similar duties and charges in relation to this Lease and any security (including Guarantees) and any transaction under them. This includes financial institutions duty, hiring arrangement duty and debits tax. The Lessee will also pay any fines and penalties unless they result from a failure by Westpac to lodge a document for stamping in sufficient time, having received from the Lessee the amount of stamp duty at least 7 days before the due date.

5.5	(Indemnities and expenses): The Lessee will indemnify Westpac on demand against:
(a)	loss or destruction of the Equipment or damage to the Equipment for any reason; and

(b)	all liabilities, losses, damages, claims, proceedings (whether civil or criminal), fines, penalties, costs (including legal costs on a full indemnity basis) and expenses which:
(i)	are incurred by Westpac or made or claimed by any person at any time; and

(ii)	in any way arise out of or relate to this Lease or the Equipment, its ownership, delivery, assembly, installation or use.
This includes those arising out of or relating to:
(A)	death, injury or property damage;

(B)	any failure to comply with any law or duty;

(C)	any breach or Event of Default under this Lease or any Guarantee of this Lease;

(D)	any actual or contemplated enforcement or exercise of rights or powers under this Lease or a Guarantee of this Lease;

(E)	any Environmental Law (including clean up and remediation costs);

(F)	any dealing with the Equipment or steps taken with a view to dealing;

(G)	equipment leasing arrangements in PNG which are reasonably required by Westpac; or

(H)	any changes to the rates of tax depreciation or corporate taxation but not (and each party shall bear its own costs and risks in respect of):
(i)	denial and deductions due to characterisation of the transaction (including the transaction being characterised as a lease for taxation purposes); or

(ii)	taxation on sale proceeds where such proceeds exceed the Residual Vale.
5.6	(Break costs): If:
(a)	this Lease is terminated under Clause 9.1 or for any other reason other than a breach or default by Westpac;

(b)	a Lease requested in a Drawdown Notice is not entered into for any reason other than a breach or default by Westpac; or

(c)	the relevant Equipment is not purchased on the anticipated Delivery Date for any reason other than a breach or default by Westpac, the Lessee will indemnify Westpac on demand against any cost determined by Westpac as being or to be incurred by reason of:
(i)	the liquidation or re-employment of deposits or other funds acquired or contracted for by it to fund or maintain; or

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(ii)	the termination or reversing of any agreement entered into by Westpac to fix, hedge or limit its effective cost of funding or maintaining, the purchase price, and delivery and commissioning cost, of the Equipment, its participation in this Lease or any amount (including loss of margin in connection with any hedging arrangements).

5.7	(Variation of Rent Instalments, Residual Value and Casualty and Termination Value) Any variation or recalculation will be effective under clause 5.8 on notice from Westpac to the Lessee.

5.8	(Change In Margin) Whenever the Margin changes Westpac will recalculate all Rent Instalments payable after the Margin changes and the Casualty and Termination Value and promptly notify the Lessee.

5.9	(Indirectfax):
(a)	All payments to be made by the Lessee under any Bank Document are calculated without regard to GST. If any such payment constitutes the consideration for the whole or any part of a taxable supply by Westpac, the amount of that payment shall be increased by an amount equal to the amount of GST which is chargeable in respect of the taxable supply in question. Such increase shall be made after taking into account the reduction of any costs resulting from the abolition or reduction of any taxes as part of the introduction of the GST.

(b)	If and to the extent that any payment or other consideration to be made or furnished by Westpac to a person other than the Lessee pursuant to or in connection with any Bank Document or the Equipment may be increased or added to by reference to (or as a result of any increase in the rate of) any GST for which Westpac is not entitled to receive and retain an input tax credit, the Lessee shall pay to Westpac on demand an amount equal to that increase or the value of that addition.
5.10	(PNGP Adjustment): If:
(a)	the PNGP is more than the Estimated PNGP, on the Delivery Date the Lessee shall pay to Westpac the amount of the difference in cash between an amount equal to 1 5% of the PNGP and an amount equal to 1 5% of the Estimated PNGP;

(b)	the PNGP is less than the Estimated PNGP. with effect from the Delivery Date Westpac shall set off the difference in those amounts against amounts owing by the Lessee under this Lease.
6.	THE LESSEE’S OBLIGATIONS RELATING TO EQUIPMENT

6.1	(Compliance with laws and requirements): The Lessee will comply with all laws and registration or licensing requirements in relation to the Equipment or their use and with any requirements or conditions of their manufacturers’ or suppliers’ warranties.

6.2	(Registration): Where a relevant law requires Equipment to be registered (for example, if they are a motor vehicle, boat, ship or an aircraft):
(a)	the Lessee will register them in the Lessee’s name as if the Lessee were the owner, unless directed otherwise by Westpac; and

(b)	when it returns the Equipment to Westpac, the Lessee will immediately do everything necessary to have the Equipment registered in Westpac’s name or as Westpac directs.
6.3	(Use): The Lessee will ensure the Equipment is used properly, safely and without risk to health.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
6.4	(Repair and maintenance): The Lessee will at its cost keep or maintain the Equipment in good repair and condition, subject to fair wear and tear and in accordance with the standards prescribed in the Maintenance Contract and the Sell Back Option. The Lessee will furnish all proper parts and accessories for this purpose. The Lessee will comply with the terms of the Maintenance Contract and the Sell Back Option. The Lessee will not terminate, or amend, vary or waive any provision of, the Maintenance Contract without the prior written consent of Westpac.

6.5	(Alterations):
(a)	The Lessee will not:
(i)	make any alterations, improvements or additions to the Equipment; or

(ii)	install anything on or in the Equipment,
except in compliance with this Lease, with clause S15.1 of the Maintenance Contract or with the consent of Westpac.

(b)	Everything installed on or in the Equipment will be part of the Equipment and Westpac’s property. This includes all parts and accessories.
6.6	(Inspection):
(a)	The Lessee will permit Westpac to inspect or test the Equipment at any time.

(b)	The Lessee will ensure Westpac has access to any Premises or places where the Equipment may be.
6.7	(Insurance):
(a)	The Lessee will:
(i)	at its cost keep in force insurance for its business and assets as would a prudent business of its size conducting its business and assets;

(ii)	at its cost insure the Equipment (including against loss or damage) and keep them insured to their full insurable value (as defined below); and

(iii)	take out other insurance with respect to the Equipment against:
(A)	the usual risks (including, where appropriate, third party and all risks required by law); and

(B)	all other risks which Westpac requires,
(iv)	procure that there is in place at all times up to the Expiry Date a political risks insurance policy,

in the manner, to the extent and on terms that are satisfactory to Westpac.
(b)	Each insurance policy must:
(i)	be in Westpac’s name (or if Westpac agrees, in the names of the Lessee and Westpac as co-insured) with reputable insurers approved by Westpac (that approval not to be unreasonably withheld); and

(ii)	provide that to the extent that the policy covers the interest of Westpac, the insurer will not refuse or reduce a claim or cancel or avoid the policy except where the right to do so results from the fraud of Westpac.
(c)	The Lessee will produce to Westpac certificates of currency at Westpac’s request.

(d)	The Lessee will ensure that all information provided to the insurers in respect of any insurance policy under this clause (including the PRI Policy) by or on behalf of it or HGMC is true in all material respects and is not by omission or otherwise misleading or deceptive in any material respect. The Lessee will disclose to the insurers under any insurance policy under this clause (including the PRI Policy) everything known to it material to each insurer’s entry into the relevant policy.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(e)	The Lessee will not do or permit anything to be done which may prejudice any insurance policy under this clause (including the PRI Policy). The Lessee will not omit to do anything if the omission may prejudice it.

(f)	The Lessee will do everything necessary to enable Westpac to collect any money under any insurance policy under this clause (including the PRI Policy).

(g)	The full insurable value of Equipment at any date means the greater of:
(i)	the full market value of the Equipment; and

(ii)	the full replacement or reinstatement value of the Equipment.
(h)	Westpac may appoint an expert adviser to review and make recommendations in relation to all insurance matters.

(i)	The Lessee will procure that if the PRI Policy expires prior to the Expiry Date suitable replacement political risk insurance acceptable to Westpac will be put in place.

(j)	Costs associated with insurance are for the account of the Lessee.
6.8	(Dealing with Equipment):The Lessee will not:
(a)	sell or assign;

(b)	lend, let on lease or otherwise part with possession of; or

(c)	create or permit any Security Interest over,
any of the Equipment or the Lessee’s interest in them or in this Lease, or purport or attempt to do so, without Westpac’s prior written consent.

6.9	(Sell Back Option) The Lessee will ensure that at all times the Equipment satisfies the requirements for repurchase under the Sell Back Option without any reduction in the Sell Back Price (as defined in the Sell Back Option). Without limitation, it will maintain the Equipment so that at all times its condition satisfies the requirements of the Sell Back Option. The Lessee will comply with the Sell Back Option.

7.	LOSS AND RISK OF EQUIPMENT

7.1	(Total loss or damage): If any of the Equipment (the Lost Equipment):
(i)	is lost, stolen, destroyed or damaged beyond repair; and

(ii)	is treated by the insurer as a total loss; or

(iii)	is requisitioned or resumed;
the following will apply.
(a)	The Lessee will immediately notify Westpac.

(b)	Westpac shall calculate and demand from the Lessee the aggregate of the Casualty and Termination Value of the Lost Equipment at the date of demand, all Rent Instalments accrued up to the date of demand but not paid and any amount payable under clause 5.5 or 5.6 up to the date of demand less any money Westpac has received from the insurer or any other person because the Equipment became Lost Equipment, after deducting any tax payable or accountable for by Westpac in respect of or by reference to the amount so received, including GST.

(c)	The Lessee will pay the amount in paragraph (b) to Westpac on demand and the Lease will terminate in respect of the Lost Equipment upon payment.

(d)	The Lease of the remaining Equipment will continue. As from the day after the date of demand under paragraph (b) the Rent Instalments will be reduced by the

Morobe Consolidated Goldfields Limited — Master Lease Agreement
proportion which the cost of the Lost Equipment bears to the amount of the Cost of Equipment stated in the Details Schedule (as determined by Westpac).

(e)	The Residual Value will be reduced by the proportion of the Residual Value equal to the proportion which the cost of the Lost Equipment bears to the amount of the Cost of Equipment stated in the Details Schedule (as determined by Westpac).

(f)	If following a payment under clause 7.1(b), Westpac subsequently receives any money from the insurer or any other person because the Equipment became Lost Equipment and such money had not been taken into account in the calculation of the amount demanded under paragraph (b), it shall, if its has received payment from the Lessee under clause 7.1(b), pay the money received to the Lessee as soon as practicable after deducting from such amount any tax payable or accountable for by Westpac in respect of or by reference to the amount so received, including GST.
7.2	(Partial Damage) If any of the Equipment fails to meet the return conditions set out in the Sell Back Option, the Lessee will immediately notify Westpac. If such failure is not remedied to Westpac’s satisfaction within 15 days of such failure (or such longer period agreed between the Lessee and Westpac), the relevant Equipment shall be deemed to be Lost Equipment and the provisions of clause 7.1(b) to (f) inclusive will apply.

7.3	(Risks): The Lessee assumes all risks and liabilities for the Equipment and their use, maintenance, repair and storage.

8.	WARRANTIES

8.1	(Exclusion of warranties):As between the parties, to the full extent permitted by law the following apply:
(a)	Westpac gives no condition, warranty or representation as to:
(i)	the Equipment (including the design, capacity, age, existence, location, quality, description, condition, use or ownership of the Equipment or their merchantability, suitability or fitness); or

(ii)	the taxation and financial consequences of this Lease.
None will be implied.
(b)	Before requesting Westpac to acquire the Equipment, and before entering into this Lease, the Lessee must:
(i)	satisfy itself as to the above issues;

(ii)	make arrangements for maintaining the Equipment; and

(iii)	obtain from the manufacturer or supplier of the Equipment any warranties and conditions contemplated in the Supply Contract which Westpac requires.
(c)	To the extent that Westpac’s liability cannot be excluded, that liability is limited to replacement or repair of the relevant Equipment, supply of equivalent Equipment or payment of the cost of doing so, at Westpac’s option.

In the case of any replacement of the relevant Equipment or any supply of equivalent Equipment, the Lessee agrees to enter into a new Lease reasonably requested by Westpac for this purpose.
8.2	(Warranties by Lessee):
(a)	The Lessee warrants and represents that:
(i)	the Premises or places at which the Equipment is to be kept are free from any Security Interest except those (if any) stated in the Details Schedule; and

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(ii)	it is leasing the Equipment for use by it for the purpose of a business which the Lessee carries on (whether or not together with any other person) and the whole or the greater part of the amount payable under this Lease is or is expected to be a loss or outgoing necessarily incurred in carrying on that business.
(b)	This representation and warranty is deemed to be repeated by the Lessee to Westpac on the date of each Lease as if made then in respect of the facts and circumstances then subsisting.
8.3	(Assignment of warranties): So far as it is legally possible, on request by the Lessee, Westpac will assign to the Lessee the benefit of any condition or warranty given by the manufacturer or supplier of the Equipment under the Supply Contract or the Maintenance Contract. The Lessee will re-assign them to Westpac or a third party nominated by Westpac on termination of this Lease.

9.	TERMINATION

9.1	(Termination):
(a)	At any time while an Event of Default is subsisting, Westpac may terminate this Lease by notice to the Lessee.

(b)	The Lessee may terminate this Lease by providing a notice to Westpac for all items of Equipment under all Leases. The notice must be provided to Westpac within 30 days of the proposed termination date and be irrevocable.

(c)	If the Lessee fails to provide to Westpac a Handover Certificate for the relevant item of Equipment within 3 months of the Shipping Date of the Lease (or such other period agreed by Westpac) then Westpac may by notice to the Lessee terminate this Lease.
9.2	(Payments on early termination):
(a)	In order to predetermine its liability, on early termination of this Lease under clause 9.1 or 9.6, the Lessee will pay to Westpac an amount equal to the sum of:
(i)	the amount of any Rent Instalments and other money then payable under this Lease;

(ii)	the Casualty and Termination Value in respect of the Equipment under this Lease as at the date of such termination; and

(iii)	any amount payable under clause 5.5 or 5.6. (provided that in respect of early termination of this Lease arising as a result of a failure by the Lessee to comply with paragraph (aa) of Schedule 2, part 2, amounts will only be payable by the Lessee under clause 5.5 for liabilities, losses, costs or expenses incurred by Westpac which in any way relate to the Equipment or the exercise of its rights in respect of the Equipment).
(b)	In the case of a termination following an Event of Default or breach of an essential term that amount will be liquidated damages. The Lessee acknowledges that that amount is a genuine pre-estimate of Westpac’s loss.
9.3	(Payments on expiry):

Upon the expiry of this Lease on the Expiry Date the Lessee must pay to Westpac the Residual Value of the Equipment and any other amounts then outstanding under this Lease.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
9.4	(Return of Equipment on termination of Lease):
(a)	The Lessee will at its expense within 14 days of termination or expiry of this Lease return the Equipment:
(i)	in a condition consistent with the performance of the Lessee’s obligations under this Lease (and in particular complying with the Sell Back Option); and

(ii)	to Westpac at Westpac’s address stated in the Details Schedule or at any other address specified by Westpac, unless (in the case of expiry of this Lease) Westpac has before such expiry agreed in writing to an extension of this Lease.

(b)	Unless otherwise agreed in writing, any extension or holding-over of this Lease will be at the Rent Instalments and upon the terms of this Lease including the terms relating to the Residual Value. Any such extension or holding-over will continue until terminated by either party giving one month’s written notice to the other expiring at any time.

(c)	Westpac may repossess any item of Equipment if it is not returned when required. For that purpose Westpac or its representative may enter any place where the Equipment is or it suspects it is and for such purpose may break open any gate, door or fastening and detach and dismantle the Equipment from the Premises.
9.5	(Sale of Equipment on termination or expiry):
(a)	If any of the Equipment comes into Westpac’s possession following expiry or termination of this Lease under clause 9.1 or clause 9.6 or on expiry of this Lease, Westpac shall either
(i)	exercise its rights under the Sell Back Option (if it is entitled to do so under the terms of the Sell Back Option); or

(ii)	submit the Equipment the subject of this Lease for sale on an “as is, where is” basis by public auction without reserve or by private treaty or tender, provided that Westpac shall give the Lessee not less than 60 days prior written notice thereof. The Lessee shall nominate the time and place of the sale unless an Event of Default has occurred, in which case the time and place will be selected by Westpac. This may, but need not, be an auction without reserve. Westpac has no other duty as to when or how the sale must be carried out or as to the price achieved. Nothing in this paragraph (a) or paragraph (c) affects the obligation of the Lessee to return the Equipment as provided under Clause 9.4(a).
(b)	If Westpac sells any of that equipment in accordance with clause 9.5(a)(ii), Westpac must pay to the Lessee an amount equal to the gross proceeds of such sale actually received by Westpac, less the sum of:
(i)	all costs and expenses of and incidental to the sale (including any costs and expenses incurred by Westpac in taking possession, storing, moving, repairing, registering and insuring the Equipment);

(ii)	any duty or tax, and in particular GST, which Westpac incurs or for which Westpac becomes liable or accountable upon the sale; and

(iii)	any other amount then owing by the Lessee to Westpac (including any unpaid Residual Value or Casualty and Termination Value and any amount payable under clause 5.3, 5.5 or 5.6).
If the sum of (i), (ii) and (iii) exceeds the gross proceeds of sale actually received, the Lessee must pay Westpac on demand an amount equal to the excess.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(c)	If any of the Equipment:
(i)	has not been returned to Westpac within 14 days of the termination or expiry of this Lease; or

(ii)	is returned to Westpac, but in Westpac’s opinion, it is not able to sell it within a reasonable time, then the value of that Equipment will be taken to be nil. Westpac will be taken to have disposed of that Equipment for no consideration.

(d)	The Lessee must pay Westpac on demand the amount of all costs and expenses associated with any attempted sale of the Equipment under this Clause and any other amount owing by the Lessee to Westpac.

(e)	Unless Westpac specifies a longer period, three months from return will be a reasonable time for the purposes of this paragraph.
9.6	(Essential terms):
(a)	The Lessee acknowledges that the following are essential terms of this Lease:
(i)	the Lessee paying punctually when due all moneys payable by it under this Lease;

(ii)	the Lessee duly and punctually complying with its obligations under Schedule 2 and under Clauses 4.4, 5.1, 6.1, 6.3, 6.4, 6.5, 6.7, 6.8 and 9.2;

(iii)	the representations and warranties by the Lessee in this Lease (including Schedule 2); and

(iv)	if the Lessee fails to comply with any of its obligations under this Lease (other than an obligation to pay moneys or an obligation referred to in paragraph (ii)), the Lessee complying with that obligation or remedying that failure to Westpac’s satisfaction within 10 days of the earlier of notice from Westpac requiring it to comply with or remedy the same and the Lessee becoming aware of the failure to comply.
(b)	Any breach of any of these essential terms will constitute a repudiation of this Lease by the Lessee entitling Westpac to exercise its rights under or in connection with this Lease (including the right to terminate this Lease and to recover the moneys stipulated in Clause 9.2).
10.	GENERAL

10.1	(Application of money — set off): If the Lessee does not pay an amount when due, Westpac may apply any money in any of the Lessee’s accounts (whether or not matured) in payment of any amount payable by the Lessee under this Lease, but need not do so. For this purpose Westpac may convert currencies using its normal procedures.

10.2	(Assignments): Westpac may assign this Lease or any of its rights under it with the consent of the Lessee, such consent not to be unreasonably withheld. The Lessee may not assign it.

Westpac may, without having to obtain the consent of the Lessee, assign, transfer, sub-participate or otherwise deal with all or any part of its rights under the Bank Documents to a trustee, company or other entity which is established for the purposes of securitisation, or a funding vehicle for Westpac or its related entities.

If an Event of Default is subsisting, the Lessee will be taken to have consented to any transfer or assignment made by Westpac.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Despite any other provision of any Bank Document, Westpac may at any time and from time to time novate all of its rights and obligations under any Bank Document to any company which is a subsidiary of Westpac, or Westpac Banking Corporation or a subsidiary of Westpac Banking Corporation or to any permitted assignee under the preceding two paragraphs. By its execution of this Agreement, the Lessee irrevocably appoints Westpac as its agent to execute on the Lessee’s behalf all documents necessary or in Westpac’s opinion desirable to effect that novation.

10.3	(Rights and powers separate):
(a)	Westpac can, but need not, do anything under this Lease at once or after a time or more than once.

(b)	Westpac can exercise all its other rights and powers it has under law even if they overlap with those in this Lease.

(c)	If Westpac does not do something when it is able to, that does not mean it is giving up that right and cannot do it later.
10.4	(Power of attorney): The Lessee appoints Westpac as its attorney. Westpac as attorney may do everything which ought to be done by the Lessee under or in connection with this Lease or which Westpac can do under this Lease or any law. Westpac may sub-delegate this power to any Authorised Officer of Westpac. The Lessee may not revoke this power.

10.5	(Remedy): If the Lessee fails to comply with this Lease, Westpac may do anything to remedy the breach but need not do so.

10.6	(Determination or certificate): Any determination by Westpac or certificate by an Authorised Officer of Westpac will be sufficient evidence of the matter stated in it unless the contrary is proved.

10.7	(Cost): The Lessee will perform its obligations under this Lease at the Lessee’s cost.

10.8	(Severability): Any term of this Lease which is prohibited or unenforceable in any jurisdiction will, in that jurisdiction, be ineffective to the extent of the prohibition or unenforceability. That will not invalidate the remaining terms of this Lease. It will not affect that term in any other jurisdiction.

10.9	(Yield protection):
(i)	Whenever Westpac determines that a Change in Law (as defined below) has the effect of increasing its costs of funding or maintaining the Lease, or reducing its return or amounts received in respect of the Lease then it will promptly notify the Lessee, and the Lessee must pay Westpac the amount Westpac certifies is necessary to compensate it. That certificate will include an outline of the calculation, and will be conclusive and bind the Lessee in the absence of manifest error.

(ii)	If the Lessee so requests, Westpac will negotiate in good faith with a view to finding a means of minimising the effect of the Change in Law, but it is not a defence that the effect could have been avoided or minimised.

(iii)	A “Change in Law” is the introduction of, or a change in, any law, official directive, ruling or request or a change in its interpretation. If it does not have the force of law, it must be one with which responsible banks would comply. It includes any occurrence which is a Change in Law as described above and which relates to capital adequacy, special deposit, liquidity, reserve, prime assets, tax or prudential requirements.
10.10	(Notices):
(a)	Any notice, demand, statement, certificate or other communication by Westpac may be given by any Authorised Officer or any attorney authorised to do so.

(b)	Notices must be in writing, may be sent by facsimile, post or any other means to the address or number set out in the Details Schedule or any other address or number notified to the sender by the recipient.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
(c)	Notices will be taken to have been given, if delivered or left at that address on the date on which it is delivered or left.
10.11	(Governing law and jurisdiction): This Lease is governed by the laws of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts with jurisdiction there.

10.12	(Confirmation):
(a)	The Lessee confirms that it has not entered into this Lease relying on, or as a result of, any statement or conduct of any kind of or on behalf of Westpac, or Westpac Banking Corporation or any related body corporate of either of them (including any advice, warranty, representation or undertaking). In particular, it has obtained its own tax advice.

(b)	The Lessee acknowledges that none of Westpac, Westpac Banking Corporation and any related body corporate of Westpac or Westpac Banking Corporation is obliged to do anything (including disclose anything or give advice), except as expressly set out in this Lease.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 4A
FORM OF VERIFICATION CERTIFICATE FOR LESSEE

TO:	Paul Crimmins

Head of Relationship Banking

Westpac Bank PNG Limited
HIDDEN VALLEY GOLD PROJECT MASTER LEASE AGREEMENT
I am a [secretary/director] of Morobe Consolidated Goldfields Limited (the Company).

Attached are true, complete and up-to-date copies of the following:
(a)	An extract of minutes of a meeting of directors of the Company authorising the execution of the Master Lease Agreement and the Intercreditor Deed and the entry into each Lease. [Major transactions approval by special resolution under s 110 of the Companies Act 1997? (only if applicable-)]

(b)	A true and up-to-date copy of its [constitution/ memorandum and articles of association].

(c)	[Any corporate authorisations and consents necessary for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.]
[No corporate authorisations or consents are required for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.] [Note: include either this statement or paragraph (c) above]
The specimen signatures appearing below are those of the person(s) authorised to execute the Master Lease Agreement, the Intercreditor Deed and to request and accept Leases under the MLA and sign other notices for the Company.

Authorised Signatory	Specimen Signature

The Company is solvent. The corporate authorisations are in full force and effect and the Company is not prevented by the Companies Act 1997 (PNG) from entering into and performing any agreement or security relating to the Bank Documents and the Project Documents to which it is a party.
Dated this      day of           2007
Secretary/Director
Print Name

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 4B
FORM OF VERIFICATION CERTIFICATE FOR HGMC and HGM

TO:	Paul Crimmins

Head of Relationship Banking

Westpac Bank PNG Limited
HIDDEN VALLEY GOLD PROJECT GUARANTEE
I am a [secretary/director] of [Harmony Gold Mining Company Limited/HGM (Isle of Man) (Proprietary) Limited] (company number/ABN [*]) (the Company).
Attached are true, complete and up-to-date copies of the following:
(a)	[An extract of minutes of a meeting of directors of the Company approving the decision of Morobe Consolidated Goldfields Limited to construct the Project.] [Note: for HGMC only]

(b)	An extract of minutes of a meeting of directors of the Company authorising the execution of the Intercreditor Deed;

(d)	[Any corporate authorisations and consents necessary for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.]
[No corporate authorisations or consents are required for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.] [Note: include either this statement or paragraph (c) above]
The Company is solvent. The corporate authorisations are in full force and effect and the Company is not prevented by any of the Corporations Act 2001 (Cth) or the Companies Act 1997 (PNG) or any analogous law in the jurisdiction of incorporation of the Company from entering into and performing any agreement or security relating to the Bank Documents and Project Documents to which it is a party.
Dated this            day of                     2007
Secretary/Director
Print Name

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 5
FORM OF FLOATING RATE LEASE AGREEMENT
[Date]
[*]
Morobe Consolidated Goldfields Limited (the Lessee)
Dear [*]
LEASE UNDER MASTER LEASE AGREEMENT DATED
At the Lessee’s request Westpac Bank PNG Limited (Westpac) has agreed to acquire the items described in the Details Schedule below (the Equipment) which are manufactured or supplied directly or indirectly by the manufacturer or supplier named in the Details Schedule.
Westpac agrees to lease the Equipment to the Lessee on the terms of this Agreement. The rate and period of the lease are set out in the Details Schedule below.
This Lease is executed in the place named in the Details Schedule.
Please sign and return a copy of this letter by [date]. By doing so, the Lessee confirms that the information in the following Details Schedule is correct and that it is not in breach of any of the terms of the Master Lease Agreement between the Lessee and Westpac dated [*] 2007 (the Master Lease Agreement).
DETAILS SCHEDULE

1.	Date of execution of this Lease.	[*]

2.	Place of execution of this Lease.	[*]

3.	Cost of Equipment.	[*]

4.	Purchase Date.	[*]

5.	Order Date.	[*]

6.	Invoice No./ Date (attach copy).	[*]

7.	Commencement date of this Lease.	[To be the date of payment of the Order Instalment]

8.	Expiry date.	[31 October 2011]

9.	Residual Value of the Equipment payable at termination of this Lease.	US$1

10.	Description of Equipment	[*]

Morobe Consolidated Goldfields Limited — Master Lease Agreement
DETAILS SCHEDULE
•	General Description of Equipment

•	Asset ID/ Identification of Equipment

•	Lessee’s internal code (if any)

11. Base Rate	[Interim Interest Instalments - 30-day US-Libor cash rate]

[Term Instalments - 90-day US-Libor cash rate]

12. Rent Instalments (subject to adjustment)	[To include:
(a) - monthly Interim Interest Instalments (calculated daily for the period ending on 15th of each month (or, for the last Interim Interest Instalment, the Delivery Date) using the Base Rate plus the Margin in respect of the balance of each Lease payable from the drawdown date until the Delivery Date).

Interim Interest Instalments are [calculated in advance and payable in arrears] on each Interim Instalment Date;

(b) - Term Instalment from the Delivery Date to the first Term Instalment Date calculated as the Funded Amount multiplied by the Base Rate plus the Margin on the Delivery Date multiplied by the number of days from the Delivery Date to the first Term Instalment Date.

Term Instalments under this paragraph (b) are payable in arrears on the first Term Instalment Date; and

(c) - Term Instalments from the first Term Instalment Date until maturity of the Lease (calculated for each individual Lease to amortise the Funded Amount to the Residual Value at the Base Rate plus the Margin over the term of the Lease). The first Term Instalment under this paragraph will be determined using the Base Rate applying on the Delivery Date. Subsequent Term Instalments will be calculated using the Base Rate applying as at the previous Term Instalment Date.

Term Instalments under this paragraph are payable quarterly in advance commencing from the first Term Instalment Date until maturity of the relevant individual Lease.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
DETAILS SCHEDULE

13.	Rent Instalment Dates.	In respect of Interim Interest Instalments, the 15th of each month and the Delivery Date (each an Interim Instalment Date).

In respect of Term Instalments, each 1 5 March, 15 June, 1 5 September and 1 5 December after the Delivery Date (each a Term Instalment Date).

14.	Name of manufacturer or supplier of Equipment.	[*]

15.	Location of Equipment/ Premises.	[*]

16.	Method to be used when calculating	[*]% p.a.
Casualty and Termination Value:

The present value at the date of termination of:

(a) the Residual Value of the Equipment; plus

(b) all Rent Instalments that would have been payable during the period of this Lease but for the termination less all Rent Instalments paid up to the date of termination. The present value will be as determined by Westpac by applying a discount rate of:
Schedule of Lease Terms
The Schedule of Lease Terms attached to and incorporated in the Master Lease Agreement dated [date] apply to this Lease as if set out in full and as if a reference to this Lease in that schedule was a reference to this Lease.
Signed for WESTPAC BANK PNG LIMITED by its attorney [under the authority of a [registered*] power of attorney dated].

(sign here)
I have no notice of the revocation of the power of attorney.

Name:
Attorney

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Accepted and agreed by MOROBE CONSOLIDATED GOLDFIELDS LIMITED

Authorised Signatory	Print Name
(as per Lease Schedule 4A — Form of Verification Certificate)

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 6
Form of Drawdown Notice

TO:	Paul Crimmins

Head of Relationship Banking

Westpac Bank PNG Limited
[*] — Drawdown Notice No [*]
This is an irrevocable notice under clause 2.2 of the Master Lease Agreement dated [*] 2007 (the Master Lease Agreement).
(1)	We wish to draw under the Master Lease Agreement on [*] (the Drawdown Date).
Note: Date is to be a Business Day.
(2)	The total principal amount to be drawn is US$[*].
Note: Amount to comply with the limits in clause 2.2.
(3)	Particulars of the drawdown are as follows:

[Shipping Instalment/PNGP]

(4)	Please remit the proceeds to account number [*] at [*].

(5)	The proceeds of the drawdown will be used to purchase the following item(s) of Equipment:

[*]

(6)	This notice is issued in connection with Lease [*] dated [*].

(7)	The expected Delivery Date is [*].

(8)	We represent and warrant to each Indemnified Party on behalf of the Lessee as follows:
(a)	Except as disclosed in paragraph (c) the representations and warranties in the Master Lease Agreement are true as though they had been made at the date of this Drawdown Notice and the Drawdown Date specified above in respect of the facts and circumstances then subsisting.

(b)	Except as disclosed in paragraph (c) no Event of Default or Potential Event of Default subsists or will result from the drawing.

(c)	Details of the exceptions to paragraphs (a) and (b) are as follows: [*], and we [have taken/propose] the following remedial action [*].

(d)	The relevant item of Equipment is:
•	new, depreciable earthmoving or road building equipment and is to be used by the Lessee wholly within Papua New Guinea in connection with the Project;

•	covered by the duly executed Supply Contract (including the Sell Back Option) and Maintenance Contract; and

•	covered by the PRI Policy.
(e)	The proposed maintenance programmes and the Maintenance Contract are sufficient to ensure that the relevant item of Equipment will comply with the requirements of the Sell Back Option.

(f)	All necessary Authorisations in respect of the relevant item of Equipment have been obtained.

Morobe Consolidated Goldfields Limited — Master Lease Agreement
Note: Inclusion of a statement under paragraph (c) will not prejudice the conditions precedent in the agreement.

(9)	[We certify that the Project is fully funded to the date of this Drawdown Notice and the Cost to Complete the Project as set out below is less than the Available Funding for the Project as set out below:

Cost to Complete according to Project construction budget dated [*] (being the most recent and current update of the budget)

Amount of construction costs, operating costs and development costs payable but unpaid, or likely to be payable or incurred to achieve completion of the Project:

The amount of debt service already payable but unpaid or likely to be payable or incurred under the Project Documents or the Bank Documents up to and including the estimated completion date of the Project:

The amount of any other costs including any liquidated damages payable to any person already payable but unpaid or likely to be payable or incurred up to and including the estimated completion date of the Project:

Total Cost to Complete:
Available Funding

Balance in bank accounts:

Available commitment under Project Loan Agreement:

Other amounts which have been committed to be provided (but not yet provided) to the Lessee:

Other (specify)

Total Available Funding:
[Note: to be deleted if adequate cash security has been provided to Westpac under clause 1.2.2]

[(10)	The following Project Document(s) ha[s/ve] been amended or replaced:

[*]

We attach a true complete copy of [that/those] Project Document(s). ]
Definitions in the Master Lease Agreement apply when used in this Drawdown Notice.
On behalf of Morobe Consolidated Goldmines Limited
By:
Note: 2 directors are required to sign
Dated [*]

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 7
Form of Deed of Assignment

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 8
Form of Lease Request

TO:	Paul Crimmins

Head of Relationship Banking

Westpac Bank PNG Limited
[*] — Lease Request
This is an irrevocable notice under clause 1.2.2 of the Master Lease Agreement dated [*] 2007 (the Master Lease Agreement).
(1)	We hereby request that Westpac prepare a Lease in respect of the items of Equipment described in this Lease Request.

(2)	We hereby enclose the Order Instalment in respect of the said items of Equipment in the amount of US$[*].

(3)	The Lease shall apply to, and the Order Instalment will be used to purchase, the following item(s) of Equipment:

[*]

(4)	The:
(a)	Order Date is [*]; and

(b)	expected Delivery Date is [*].
(5)	We represent and warrant to each Indemnified Party on behalf of the Lessee as follows.
(a)	Except as disclosed in paragraph (c) the representations and warranties in the Master Lease Agreement are true as though they had been made at the date of this Lease Request in respect of the facts and circumstances then subsisting.

(b)	Except as disclosed in paragraph (c) no Event of Default or Potential Event of Default subsists or will result from the issuance of the Lease.

(c)	Details of the exceptions to paragraphs (a) and (b) are as follows: [*], and we [have taken/propose] the following remedial action [*].

(d)	The relevant item of Equipment is:
•	new, depreciable earthmoving or road building equipment and is to be used by the Lessee wholly within Papua New Guinea in connection with the Project;

•	covered by the duly executed Supply Contract (including the Sell Back Option) and Maintenance Contract; and

•	covered by the PRI Policy.
(e)	The proposed maintenance programmes and the Maintenance Contract are sufficient to ensure that the relevant item of Equipment will comply with the requirements of the Sell Back Option.

(f)	All necessary Authorisations in respect of the relevant item of Equipment have been obtained.
Note: Inclusion of a statement under paragraph (c) will not prejudice the conditions precedent in the agreement.
(6)	We certify that the Project is fully funded to the date of this Lease Request and the Cost to Complete the Project as set out below is less than the Available Funding for the Project as set

Morobe Consolidated Goldfields Limited — Master Lease Agreement
out below:

Cost to Complete according to Project construction budget dated [*] (being the most recent and current update of the budget)

Amount of construction costs, operating costs and development costs payable but unpaid, or likely to be payable or incurred to achieve completion of the Project:

The amount of debt service already payable but unpaid or likely to be payable or incurred under the Project Documents or the Bank Documents up to and including the estimated completion date of the Project:

The amount of any other costs including any liquidated damages payable to any person already payable but unpaid or likely to be payable or incurred up to and including the estimated completion date of the Project:

Total Cost to Complete:
Available Funding

Balance in bank accounts:

Available commitment under Project Loan Agreement:

Other amounts which have been committed to be provided (but not yet provided) to the Lessee:

Other (specify)

Total Available Funding:
[Note: to be deleted if adequate cash security has been provided to Westpac under clause 1.2.2]
(7)	The following Project Document(s) ha[s/ve] been amended or replaced:

[*]

We attach a true complete copy of [that/those] Project Document(s). ]
Definitions in the Master Lease Agreement apply when used in this Lease Request.
On behalf of Morobe Consolidated Goldmines Limited
By:
Note: 2 directors are required to sign
Dated [*]

Morobe Consolidated Goldfields Limited — Master Lease Agreement
SCHEDULE 9
Form of Project Loan Agreement

PROJECT LOAN FACILITY AGREEMENT
between
HGM (ISLE OF MAN) (PTY) LIMITED
and
MOROBE CONSOLIDATED GOLDFIELDS LIMITED

1	INTERPRETATION	4
2	INTRODUCTION	28
3	SUSPENSIVE CONDITIONS	29
4	FACILITY	32
5	INTEREST	34
6	REPAYMENTS	35
7	PAYMENT COVENANTS	35
8	AUDITED FINANCIAL STATEMENTS AND MANAGEMENT ACCOUNTS	37
9	PROJECT BUDGETS	37
10	CURRENT MODEL	38
11	SUBMISSIONS TO THE EXPERT	39
12	CONSTRUCTION PROGRESS REPORTS	41
13	FAILURE TO DELIVER	41
14	VOLUNTARY PREPAYMENT	41
15	MANDATORY PREPAYMENT	42
16	TECHNICAL COMPLETION TEST	42
17	INSURANCE	43
18	POSITIVE UNDERTAKINGS	43
19	NEGATIVE UNDERTAKINGS	49
20	REPRESENTATIONS AND WARRANTIES	53
21	SET UP COSTS	59
22	CHANGE IN LAW	60
23	EVENTS OF DEFAULT	61
24	TERMINATION	69
25	APPLICATION OF PAYMENTS AFTER AN EVENT OF DEFAULT AND NON-CANCELLATION	70
26	ARBITRATION	71
27	CONFLICTS	72
28	ALLOCATION OF PAYMENTS	72
29	INDEMNITY	72
30	ILLEGALITY	73
31	RENEGOTIATION	73
32	SUPPORT CLAUSE	73

33	CURRENCY INDEMNITY	73
34	NOTICES	74
35	CESSION AND ASSIGNMENT OF THE AGREEMENT	75
36	CONFIDENTIALITY	76
37	SEVERABILITY	77
38	GENERAL	77
39	APPLICABLE LAW AND JURISDICTION	78
40	COSTS, STAMP DUTY AND FEES	79
ANNEXES

Annexe “A”	ADVANCES AND INSTALMENTS
Annexe “B”	DRAW DOWN REQUEST
Annexe “C”	PRINTOUT OF BASE CASE FINANCIAL MODEL AND CURRENT MODEL
Annexe “D”	SPECIMEN RESOLUTION
Annexe “E”	ACCEPTANCE CERTIFICATE
Annexe “F”	PERIODIC REPORTS — CONSTRUCTION PERIOD
Annexe “G”	PERIODIC OPERATIONAL REPORTS
Annexe “H”	TECHNICAL COMPLETION TEST REQUIREMENTS
Annexe “I”	HIDDEN VALLEY TENEMENTS
Annexe “J”	SECURITY DOCUMENTS

WHEREBY THE PARTIES AGREE AS FOLLOWS :
1	INTERPRETATION
1.1	In this Agreement -
1.1.1	clause headings are for convenience only and are not to be used in its interpretation;

1.1.2	an expression which denotes -
1.1.2.1	any gender includes the other genders;

1.1.2.2	a natural person includes a juristic person and vice versa; and

1.1.2.3	the singular includes the plural and vice versa.
1.2	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -
1.2.1	“Advance” means the principal amount or amounts up to an aggregate equal to the Facility Amount to be advanced by the Lender to the Borrower under the Facility;

1.2.2	“Advance Date” means the business day upon which any Advance is made or is to be made;

1.2.3	“Advisers” means the Lender’s Technical Adviser, Insurance Adviser and Legal Adviser, or as the context may require, any of them;

1.2.4	“Agreement” means this agreement and includes all annexes to this Agreement which annexes shall form an integral part of this Agreement;

1.2.5	“Applicable Law” means the common law and statutory law applicable in the Republic of South Africa, the Isle of

Man and/or the Territory including any present or future constitution, decree, judgment, legislation, measure, requirement, order, ordinance, regulation, statute, treaty, directive, rule, guideline, practice, concession, or request issued by any relevant Authority which is applicable to the Project, and any of the present or future parties to the Project Documents or the Finance Documents;

1.2.6	“Applicable Margin” means in respect of each Advance the applicable interest rate margin set out in item 1 of Annexe “A”, as amended from time to time;

1.2.7	“Approved Project Budget” means a Project Budget approved by the Lender pursuant to clause 9;

1.2.8	“AUD” means the lawful currency of Australia, from time to time;

1.2.9	“Audited Financial Statements” means the audited financial statements of the Borrower for each Financial Year;

1.2.10	“Auditors” means PricewaterhouseCoopers, being the Borrower’s auditors or such other firm of public accountants as may be approved by the Lender from time to time;

1.2.11	“Authorisation” includes any authorisation, condition, consent, approval, resolution, licence, registration, declaration, filing, notarisation, certificate, permit, permission, registration or exemption from, by or with any Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period, and all corporate, creditor and shareholder approvals and consents;

1.2.12	“Authority” means any government, governmental, administrative, fiscal, monetary, central bank, judicial,

regulatory, self-regulatory or government owned or controlled body, department, commission, authority, tribunal, agency or entity;

1.2.13	“Availability Period” means the period commencing on the business day following the Commencement Date and ending on the business day prior to the First Repayment Date;

1.2.14	“Available Facility” means the Facility Amount less -
1.2.14.1	the amount of any Facility Outstandings; and

1.2.14.2	any amounts of any nature whatsoever (including, without limitation, any fees) which are payable by the Borrower to the Lender pursuant to this Agreement to the extent to which such amounts have not been paid;

1.2.14.3	in relation to any proposed Draw Down Request, the amount of any Advances that are due to be made on or before the proposed Advance Date;
1.2.15	“Base Case Financial Model” means the financial model in respect of the Project, approved by the Lender and the Borrower and saved in ‘read only’ format on a computer disk to be lodged with the Lender within a reasonable time after the Commencement Date;

1.2.16	“Borrower” means Morobe Consolidated Goldfields Limited, Registration No. 1-12047, a limited liability company duly incorporated in accordance with the laws of Papua New Guinea;

1.2.17	“Borrower Revenues” means in relation to any period, all amounts received or to be received by the Borrower during such period by way of -
1.2.17.1	proceeds of sales of gold, silver and/or other metals and/or minerals (including gold bearing ore and dore) derived from the

Project, including the proceeds from the closing out, settling or unwinding of any derivative or hedging instruments entered into in relation to the Project;

1.2.17.2	refunds of Taxes, including goods and services tax;

1.2.17.3	value, whether in the form of money, securities, property or otherwise, paid or payable by any Authority for the appropriation, confiscation, expropriation or nationalisation of ownership or control of the Borrower or the Project or any portion thereof;

1.2.17.4	Insurance Proceeds;

1.2.17.5	proceeds of the sale or disposal of any assets of the Borrower;

1.2.17.6	all payments and liquidated damages recovered by the Borrower from any contractors engaged in the Project (whether or not as penalties for non-performance or late performance by the said contractor);

1.2.17.7	any other amount payable to the Borrower;

1.2.17.8	other amounts of whatsoever nature which are certified by the Auditors to be income generated out of the Project; and

1.2.17.9	other amounts agreed between the Lender and the Borrower to constitute Borrower Revenues, provided that for the purpose of calculating Borrower Revenues in any period -
1.2.17.10	no account shall be taken of Advances; and

1.2.17.11	the amount of any penalties payable or to be paid (if any) by the Borrower pursuant to any Project Documents in such period shall be deducted;
1.2.18	“Capital Costs” means costs and expenses incurred by the Borrower in carrying out the Project, including -

1.2.18.1	amounts payable under a Construction Contract;

1.2.18.2	purchase of plant and equipment for construction and mining described in the Current Model (to the extent not paid under a Construction Contract);

1.2.18.3	reasonable fees and expenses of professional advisers engaged by the Borrower in relation to the Project;

1.2.18.4	costs and expenses in obtaining or renewing any Authorisation, or maintaining or preserving any rights necessary for the Project;

1.2.18.5	Insurance premiums in respect of the Project (to the extent not paid under a Construction Contract);

1.2.18.6	Taxes in respect of the Project;

1.2.18.7	agreed rehabilitation and/or closure costs and agreed mining exploration expenditure;

1.2.18.8	other costs and expenses designated by agreement between the Lender and the Borrower as Capital Costs;

1.2.18.9	landowner payments and other compensation payments made prior to the Commencement Date and described in the Current Model;
1.2.19	“Change in Law” means any implementation, introduction, abolition, withdrawal or variation of any Applicable Law or any directive, ruling, request, notice, announcement (including but not limited to any budget speech), guideline by any Authority (whether or not having the force of law) or any change in any interpretation, or the introduction or making of any new or further interpretation, or compliance with any new or different request or direction (in either case whether or not having the force of law) from any Authority in the Republic of South Africa, the Isle of Man or the Territory;

1.2.20	“Commencement Date” means the date upon which all of the Suspensive Conditions have been fulfilled or waived;

1.2.21	“Commissioning Date” means a date occurring not later than 24 (twenty four) months after the Commencement Date (or such later date as the Parties may agree in writing), being the date upon which all the Project Works are to have been executed and installed to the satisfaction of the Lender in accordance with the Project Budget, and the Project Works have been successfully commissioned to enable the criteria set out in the Project Budget (and specifically the levels of processed ore, recovered gold, silver, other metals and/or minerals and total costs) to be met by the Project on a sustained basis;

1.2.22	“Construction Budget” means at any time the most recent construction budget prepared by the Borrower in respect of the Project and delivered to the Lender by the Borrower in accordance with clause 9;

1.2.23	“Construction Contracts” means the contract(s) for the construction, commissioning, testing and trial operation of the Project Works to be concluded between the Borrower and the respective contractors and/or suppliers from time to time during the Term;

1.2.24	“Current Model” means the Base Case Financial Model, as updated to take into account the actual and projected performance of the Borrower from time to time;

1.2.25	“Discharge Date” means the date on which the Borrower has unconditionally and irrevocably paid to the Lender all amounts, whether in respect of interest, principal or otherwise, which may become payable by the Borrower to the Lender arising out of or in connection with the Facility;

1.2.26	“Dispose” means any sale, transfer, cession, assignment, lease, alienation, donation, renunciation, surrender, waiver, relinquishment, exchange or other disposal of any nature whatsoever and “Disposal” has a corresponding meaning;

1.2.27	“Distribution” means any payment by way of interest, principal, dividend, capital, fee, royalty or other distribution or payment;

1.2.28	“Draw Down Request” means a notice substantially in the form set out in annexe “B”;

1.2.29	“EIA” means the Project Environmental Impact Assessment Report dated February 2004, prepared by Enesar Consulting Pty Ltd on behalf of the Borrower, as amended or supplemented in accordance with Environmental Laws;

1.2.30	“Encumbrance” means any mortgage, pledge, lien, deed of cession, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security whether by contract or operation of Applicable Law, including any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person;

1.2.31	“Environmental Approval” means Authorisations required under Environmental Laws in connection with the Project;

1.2.32	“Environmental Laws” means all Applicable Law concerning the environment which must be complied with in respect of the Project, including the Papua New Guinea Environmental Act of 2000;

1.2.33	“Environmental Plan” means the Borrower’s environmental plan prepared in a manner consistent with the requirements set out in the ElA to complete the Project and to bring the Project into compliance with all Environmental Laws;

1.2.34	“Event of Default” means any one or more of the events or circumstances described as such in clause 23;

1.2.35	“Exchange Rate” means the spot exchange offer-rates quoted by the Lender’s designated bankers (being the rate in the applicable currency at which such bank will sell USD for immediate delivery) at 11h00 on the relevant business day;

1.2.36	“Expert” means an expert appointed in accordance with clause 11;

1.2.37	“Facility” means the project loan facility made available by the Lender to the Borrower in accordance with the terms and conditions set out in this Agreement;

1.2.38	“Facility Amount” means a maximum amount of USD257,000,000 (two hundred and fifty seven million United States Dollars), or such other amount as may be agreed between the Parties from time to time, inclusive of all interest capitalized to the Facility during the Availability Period;

1.2.39	“Facility Outstandings” means the aggregate of -
1.2.39.1	all Advances; and

1.2.39.2	all interest on Advances;

for the time being outstanding hereunder;
1.2.40	“Facility Purpose” means, subject to the further terms of this Agreement, to fund the Project Costs;

1.2.41	“Final Maturity Date” means at any time, the date upon which it is scheduled in terms of item 3 of annexe “A”, that the Facility shall have been fully repaid, or such other date as may be agreed between the Parties from time to time;

1.2.42	“Finance Documents” means -
1.2.42.1	this Agreement;

1.2.42.2	the Security Documents;

1.2.42.3	printed versions of the Base Case Financial Model and the Current Model as at the Signature Date, substantially in the form of annexe “C”; and

1.2.42.4	any other document designated as such by the Lender;
1.2.43	“Financial Indebtedness” means any indebtedness in respect of -
1.2.43.1	monies borrowed from any third parties, including banks and other financial institutions;

1.2.43.2	any debenture, bond, note, loan stock or other security but excluding any bill or note drawn, accepted or issued in the ordinary course of business;

1.2.43.3	any acceptance credit;

1.2.43.4	receivables sold or discounted (otherwise than on a non-recourse basis);

1.2.43.5	the acquisition cost of any asset to the extent payable after the time of acquisition or possession where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

1.2.43.6	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

1.2.43.7	any currency swap or interest swap, cap or collar arrangements or any other derivative or hedging instrument;

1.2.43.8	any amount raised under any other transaction having the commercial effect of financial indebtedness or raising of money; or

1.2.43.9	any guarantee, indemnity or similar assurance against financial loss of any person, but excluding -

1.2.43.9.1	performance or similar guarantees of a non-financial nature provided they are/were given in the ordinary course of business; and

1.2.43.9.2	performance and environmental rehabilitation bonds of a financial nature; and

1.2.43.9.3	financial guarantees not exceeding USD5,000,000 (five million United States Dollars) in the aggregate in respect of any Financial Year, but always excluding -
1.2.43.10	any indebtedness in respect of trade creditors and Shareholder Claims in amounts consistent with the Base Case Financial Model; and

1.2.43.11	Facility Outstandings and indebtedness permitted in terms of this Agreement, including all fees and charges due by the Borrower in accordance with the terms and conditions of this Agreement;
1.2.44	“Financial Year” means the financial year of the Borrower, ending on 30 June in each year;

1.2.45	“First Repayment Date” means a date falling 9 (nine) months after the Commissioning Date;

1.2.46	“Force Majeure” means circumstances or an event beyond the reasonable control of a Party which, despite the exercise of diligent efforts, the relevant Party was unable to prevent, limit or minimize, including (without limitation) -
1.2.46.1	any act of God;

1.2.46.2	war, (whether declared or not), armed conflict, hostile act of public enemy, act of terrorism, embargo, military operations, blockade, insurrection or interference, sabotage, revolution, riot, civil commotion;

1.2.46.3	labour disturbance or strikes (provided that “strike” shall not include any action affecting tradesmen, workmen or other persons which continues for less than 5 (five) consecutive days and shall exclude any strike by or affecting employees of a Party as a result of any unlawful act or omission of such Party);
1.2.46.4	cave in, road access failure, road wash-away, wall failure, explosion, breakage or accident to machinery or equipment or power transmission lines or other facility, inability to obtain or delay in obtaining essential equipment, materials or transport or any other such cause;

1.2.46.5	flood, storm, fire, earthquake, lightning, cyclone, tidal wave, landslide and other natural disaster; or

1.2.46.6	any action, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance, regulation or law by or of any court or Authority;

1.2.46.7	landowner blockade, insurrection or interference;
1.2.47	“Group” means Harmony Gold Mining Company Limited, Registration No. 1950/038232/06, and its subsidiaries;

1.2.48	“Harmony Netherlands” means Harmony Gold (Netherlands) B.V., a limited liability company duly incorporated in accordance with the laws of the Netherlands;

1.2.49	“HGPS” means Harmony Gold (PNG Services) Pty Limited, ACN 083 828 853, a limited liability private company duly incorporated in accordance with the laws of Australia;

1.2.50	“Hidden Valley Tenements” means -
1.2.50.1	the mining tenements held by the Borrower in the Territory described in the schedule of tenements attached hereto marked annexe “I”;

1.2.50.2	any other mining tenement owned or controlled by the Borrower at any time which the Lender (acting reasonably) determines is or will be required for a key or integral part of operations conducted or to be conducted by the Borrower on the tenements described in clause 1.2.50.1 above, together with any extensions, renewals, consolidations, replacements or amendments to or grants of those tenements and all rights associated with such tenements;
1.2.51	“IFRS” means International Financial Reporting Standards;

1.2.52	“Increased Costs” means any and all additional costs to, or reduction in the amount payable to, or a reduction in the after Tax return achieved by the Lender, which is attributable to the Lender entering into, performing, maintaining or funding its obligations under any of the Finance Documents;

1.2.53	“Instalments” means the 21 (twenty one) consecutive quarterly instalments of capital and interest referred to in annexe “A” in terms of which the Borrower will repay all Facility Outstandings;

1.2.54	“Insurance” means insurance and reinsurance cover to be obtained by the Borrower to the satisfaction of the

Lender over all property of the Borrower of an insurable nature and of a character usually insured, with insurers of good repute selected by the Borrower against such risks with such coverage (including deductibles and exclusions) as is customary for mining and processing projects of a similar type and scale, taking into account the availability and the cost of such coverage and the Facility Amount;

1.2.55	“Insurance Adviser” means Marsh Pty Limited and the Heath Lambert Group, acting on behalf of the Lender or such replacement insurance adviser or consultant as the Lender may nominate in writing;

1.2.56	“Insurance Proceeds” means all proceeds and amounts payable or paid to or on account of the Borrower in respect of any claim relating to the Project under any Insurances;

1.2.57	“Interest Period” means the 3 (three) month period(s) in respect of which interest is to be calculated at the Interest Rate, the first interest period being a broken interest period calculated from the relevant Advance Date to the last day of the month in which the Advance Date falls, and each interest period thereafter commencing on the day following the last day of the previous interest period and terminating on the day preceding the following interest period, provided that the last interest period in respect of any Advance shall terminate on the Final Maturity Date;

1.2.58	“Interest Rate” means LIBOR plus the Applicable Margin, expressed as a nominal annual compounded monthly in arrears rate;

1.2.59	“LIBOR” means, in relation to any Advance -
1.2.59.1	the applicable 90 (ninety) day Screen Rate; or

1.2.59.2	(if no Screen Rate is available for the currency or period of that Advance) the rate determined by the Lender to be that quoted by leading banks in the London inter bank market, as of 11,00am on the Rate Fixing Date for the offering of deposits in USD and for a period comparable to the Interest Period for that Advance;
1.2.60	“LIBOR Rate Fixing Day” means, in relation to an Interest Period, the day on which quotes are customarily given in the London interbank market for deposits in USD for delivery on the first day of that Interest Period; provided that, in each case, if, for any Interest Period, quotations would ordinarily be given on more than one day, the LIBOR Rate Fixing Day shall be the last such day;

1.2.61	“Life of Mine Plan” means the life of mine budget and operating plan for a particular Project which is in a format acceptable to the Lender (acting reasonably), which complies with the requirements of this Agreement and which -
1.2.61.1	details forecast physical and financial parameters and assumptions for the construction and operation of the Project by the Borrower, including, ore reserves and resources, capital expenditure schedules and funding requirements, schedules for ore tonnes and grade and waste movement; ore haulage, ore treatment, metallurgical recoveries and production of product, capital costs and operating costs, exploration costs, royalties, cashflow, taxation, governmental charges, administration costs and account balances as required by the Lender;

1.2.61.2	uses the reserves and resources of the Project described in clause 1.2.61.1 above for all forecasts and projections; and

1.2.61.3	sets out all tenements which will be relied on to generate gold and other metals and minerals for that Project or which will be required to enable the Borrower to carry on a key or integral part of operations conducted or to be conducted on the Hidden Valley Tenements;
1.2.62	“Legal Adviser” means Cliffe Dekker Inc. acting on behalf of the Lender or such other replacement legal adviser as the Lender may nominate in writing;

1.2.63	“Lender” means HGM (Isle Of Man) (PTY) Limited, Registration Number 116712C;

1.2.64	“Lender’s Technical Adviser” means RSG Global Pty Limited, or such other or additional technical adviser or expert as the Lender may appoint in writing at the Borrower’s cost, from time to time, for the purposes described in this Agreement;

1.2.65	“Management Accounts” means the Borrower’s unaudited quarterly management accounting records containing cash flow statements and such other information requested of the Borrower from time to time, inter alia, to update the Current Model;

1.2.66	“Material Adverse Change” means a change in the circumstances existing as at the Signature Date which -
1.2.66.1	in the sole opinion of the Lender, may or will have the effect that -
1.2.66.1.1	the Shares, Borrower Revenues, property, assets, mineral and/or mining rights or any part of the Project or the Project Works may or will be seized, expropriated, nationalised, requisitioned, confiscated, withdrawn and/or cancelled in any way by any Authority (whether acting in its own name or behalf or on behalf or in favour of any other person or group, including any land owner group) or may or will be subject to any other political or sovereign risk event; or

1.2.66.1.2	the Lender or the Borrower (on behalf of the Lender) may or will be unable to enforce a final and binding decision obtained in any jurisdiction against the Borrower, in any other jurisdiction; or
1.2.66.2	in the reasonable opinion of the Lender, may or will have a material adverse effect on -
1.2.66.2.1	the business activities, operations, property, mineral and/or mining rights, prospects or financial condition of the Borrower;

1.2.66.2.2	the ability of the Borrower or any signatory to the Project Documents, Finance Documents or Material Contracts (as the context requires) to perform any of its obligations under any Project Document, Finance Document or Material Contract to which it is a party, including the obligation to convert any currency into USD in order to make a scheduled payment of interest or capital and/or the denial of such conversion in an exchange-rate category at least as favourable as the Exchange Rate;

1.2.66.2.3	the legality, validity or enforceability of any Project Documents, Finance Documents or Material Contracts or the rights or remedies of the Lender or any signatory thereto thereunder (as the context requires); or

1.2.66.2.4	the value of any property over which Security is held;
1.2.67	“Material Contract” means a contract, not included in the Approved Project, which will involve the Borrower committing or expending, over the term of the contract, an amount in excess of USD10,000,000 (ten million United States Dollars);

1.2.68	“Operating Budget” means at any time, the most recent operating budget prepared by the Borrower in respect of the Project and delivered by the Borrower to the Lender pursuant to and in accordance with clause 9;

1.2.69	“Operation and Maintenance Costs” means all operation and maintenance costs and expenses paid in accordance with the Approved Project Budget by the Borrower in connection with the Project, but excluding -
1.2.69.1	the payment by the Borrower of costs incurred by it in respect of guarantees issued to any member of the Group in relation to Permitted Encumbrances;

1.2.69.2	the payment by the Borrower of its share of Group insurance costs, premiums and related charges;

1.2.69.3	the provision to landowners and other community groups affected by the Project of credit and/or finance in relation to land owner initiatives and business activities described in the Current Model or otherwise agreed to in writing by the Lender; and

1.2.69.4	Capital Costs;
1.2.70	“Party” means a party to this Agreement;

1.2.71	“Permitted Encumbrance” means -
1.2.71.1	any Encumbrance existing at the Signature Date and disclosed to the Lender in writing or reflected in the Audited Financial Statements of the Borrower as at and for the twelve month period ending 30 June 2006 and/or for the six month period ending 31 December 2006;

1.2.71.2	any liens arising by operation of law in the ordinary course of business;

1.2.71.3	any Encumbrances created in the ordinary course of the trading activities of the Borrower as a term of supply of any goods or services to the Borrower in terms of the relevant supplier’s standard or usual terms and conditions of sale or supply, not exceeding USD5,000,000 (five million United States Dollars) in the aggregate in respect of any Financial Year;

1.2.71.4	any Encumbrances arising as a result of deposits made to secure the performance of tenders, bids or trade or government contracts, to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance or other obligations of a like nature incurred in the ordinary course of business and in respect of the Project;

1.2.71.5	any Encumbrances created over any property or asset acquired in respect of the Project after the Signature Date to secure indebtedness incurred for the purpose of financing the purchase of such property or asset, provided that the Encumbrance is limited to the value of the indebtedness incurred to acquire such property or asset as aforesaid;

1.2.71.6	any Encumbrances created with the prior written consent of the Lender, including in respect of the financing of equipment used to carry out the Project;

1.2.71.7	the Deed of Charge dated 17 June 1997 between Rio Tinto Limited (“RTL”) and the Borrower securing RTL’s entitlements under a royalty deed; and

1.2.71.8	the Security;
1.2.72	“Potential Event of Default” means any event which would, with the giving of notice, lapse of time or the fulfilment of any other applicable requirement or any combination thereof, if not remedied or waived, become an Event of Default;

1.2.73	“Project” means the Hidden Valley mining project in terms of which the Borrower shall fund, design, procure, construct and commission a mine on its Hidden Valley Tenements and conduct mining, mineral processing and related operations thereon;

1.2.74	“Project Budget” means at any time, the most recent project budget, incorporating the most recent Construction

Budget, Life of Mine Plan and Operating Budget, prepared by the Borrower in a manner compatible with the Current Model and delivered by the Borrower to the Lender pursuant to and in accordance with clause 9;

1.2.75	“Project Costs” means in respect of any period, the aggregate of all -
1.2.75.1	Operation and Maintenance Costs;

1.2.75.2	Capital Costs; and

1.2.75.3	USD 22,500,000 to purchase the royalty over the Project;
but excluding -
1.2.75.4	principal and interest amounts and fees and costs due under this Agreement; and

1.2.75.5	any Restricted Payments;
1.2.76	“Project Documents” means the -
1.2.76.1	Environmental Approvals and Environmental Plan;

1.2.76.2	Construction Contracts; and

1.2.76.3	any other document designated as such by the Lender;
1.2.77	“Project Works” means all the works, activities and operations to be undertaken by the Borrower or on its behalf by the contractors and suppliers under the Construction Contracts, in respect of the execution of the Project;

1.2.78	“Repayment Date” means each 3 (three) monthly date upon which the Instalments are to be paid, as set out in Annexe “A” and as amended from time to time in accordance with fluctuations in the Facility Outstandings, or such other dates(s) as may be agreed between the Parties from time to time;

1.2.79	“Required Insurance” means all commercial, mining, vehicle fleet, equipment and such other insurance as may be determined by the Lender from time to time or as may be advised by the Insurance Adviser;

1.2.80	“Restricted Payments” means Distributions made or intended to be made in respect of Shareholder Claims;

1.2.81	“Screen Rate” means, in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender and the Borrower shall agree another page or service displaying the appropriate rate which most closely approximates LIBOR;

1.2.82	“Security” means the security interests constituted by the Security Documents;

1.2.83	“Security Documents” means the security documents listed in annexe J and such other security documents as required by the Lender securing the property, mineral rights, mining rights, assets and/or income of the Borrower, to be mortgaged, assigned or charged (whether by fixed or floating charge) to the Lender under Applicable Law;

1.2.84	“Shareholder” means any holder of Shares for the time being;

1.2.85	“Shareholder Claims” means any amount of any nature whatsoever, arising out of any cause of action whatsoever, from time to time owed by the Borrower to any Shareholder, including any subordinated loans, management and/or technical fees payable to or on behalf of any Shareholder;

1.2.86	“Shares” means ordinary issued shares in the share capital of the Borrower;

1.2.87	“Signature Date” means the date of signature of this Agreement by the Party last signing;

1.2.88	“Steady-State Production” means, for the purposes of Technical Completion, a period of consistent production over 3 (three) consecutive months where the tonnage processed through the Project plant is within 10% (ten percent) of the production figure utilised in the Base Case Financial Model;

1.2.89	“Suspensive Conditions” means the suspensive conditions contained in clause 3;

1.2.90	“Tax” means all income, capital gains and other taxes, charges, imposts, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the aforegoing by whomsoever and on whomsoever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto, and the word “Taxation” shall be construed accordingly;

1.2.91	“Technical Completion” means technical completion of the Project in accordance with the provisions of clause 15;

1.2.92	“Technical Completion Date” means the date upon which the Project achieves Technical Completion as certified by the Lender in its sole discretion;

1.2.93	“Term” means the entire period which commences on the Signature Date and which terminates on the Discharge Date;

1.2.94	“Territory” means the Independent State of Papua New Guinea;

1.2.95	“USD” or “$” means the lawful currency of the United States of America, from time to time;

1.2.96	“Voluntary Prepayment” means a prepayment of all or any part of the Facility Outstandings in accordance with the provisions of clause 14; and

1.2.97	“ZAR” or “rand” means the lawful currency of the Republic of South Africa.
1.3	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in clause 1.2 or elsewhere in this Agreement or any of its annexes, shall be given effect to as if it were a substantive provision in the body of the Agreement or of the annexe concerned.

1.4	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

1.5	Terms other than those defined within this Agreement and its annexes will be given their plain English meaning.

1.6	Defined terms appearing in this Agreement and its annexes in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

1.7	The terms “holding company” and “subsidiary” shall bear the meanings assigned to them under the South African Companies Act, 1973 and any reference in sections 1(3) and 1(4) of the Companies Act to “company”

shall be deemed to include a company incorporated in a jurisdiction other than South Africa.

1.8	As far as practicable, but at all times consistent with the terms of this Agreement as a whole (and in particular clause 39.1), the Parties shall use reasonable endeavours to resolve any conflict, inconsistency or ambiguity between Applicable Laws. If any conflict, inconsistency or ambiguity between the provisions of any two or more of the laws comprising the Applicable Law cannot be so resolved, the conflicting laws shall be interpreted in order of precedence as follows:

First,	The law of the Republic of South Africa
Second	The law of the Isle of Man
Third	The law of Papua New Guinea
1.9	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

1.10	Reference to months or years shall be construed as calendar months (i.e. one or more of the twelve periods into which a conventional year is divided) or conventional years (i.e. 1 January to 31 December). Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” shall be any day other than a Saturday, Sunday or public holiday as gazetted under any Applicable Law from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 (eight hours and thirty minutes) and 17h00 (seventeen hours) on any business day. Any reference to time shall be based upon Greenwich Mean Time.

1.11	Unless specifically otherwise provided, any number of days prescribed shall be determined by including the first and excluding the last day or, where the last day falls on a Saturday, Sunday or public holiday, the next succeeding business day.

1.12	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

1.13	No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

1.14	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it: the application of the eiusdem generis rule is excluded.

1.15	Unless specifically otherwise provided, all amounts in this Agreement are exclusive of Tax.

1.16	Any communication required to be in writing in terms of this Agreement shall only be valid if either written or printed in a paper based form. The provisions of the South African Electronic Communications and Transactions Act, 2002, in this regard are expressly excluded from this Agreement.

1.17	This Agreement incorporates the annexes, which annexes shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the word “Agreement” refers to this Agreement and the words “clause” or “clauses” and “annexe” or “annexes” refer to clauses of and annexes to this Agreement.

1.18	References to a document shall be construed as a reference to that document as amended, supplemented, novated or restated.

1.19	A reference to a person includes its permitted successors in title, its permitted assignees and its permitted transferees.

1.20	In this Agreement -
1.20.1	“change in control” means a change in (i) the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise or (ii) ownership directly or indirectly of more than 50% (fifty percent) of the share capital or similar right of ownership;
1.20.1.1	“continuing”, in the context of an Event of Default, means -
1.20.1.1.1	where an Event of Default or its consequences are incapable of remedy that Event of Default is deemed to be continuing unless it has been expressly waived in writing by the Lender and all conditions of such waiver have been fulfilled to the satisfaction of the Lender;

1.20.1.1.2	in any other case, that Event of Default is deemed to be continuing unless and until either -
1.20.1.1.2.1	it has been expressly waived in writing by the Lender and all conditions of such waiver have been fulfilled to the satisfaction of the Lender; or

1.20.1.1.2.2	it has been remedied within the applicable period allowed therefor and the resulting position is that which it would have been if such Event of Default had not occurred; and
1.20.1.2	“arm’s length basis” means an arrangement or contract on terms that are no more favourable to the other party to the relevant arrangement or contract as could reasonably be expected to be obtained in a comparable arrangement or contract with any person which is not an affiliate of or otherwise connected to the Borrower.
2 INTRODUCTION
2.1	The Lender, the Borrower, Harmony Netherlands and HGPS are members of the Group. At the Signature Date, HGPS holds 100% (one hundred percent) of the Shares of the Borrower.

2.2	The Borrower has requested the Lender to provide the Facility, and the Lender has agreed to provide the Facility to the Borrower for the Facility Purpose on the terms and conditions contained in this Agreement.

3	SUSPENSIVE CONDITIONS

3.1	Save for the provisions of clause 1, this clause 3 and clauses 24 to 40 which will become effective immediately, this Agreement is subject to the fulfillment of the following Suspensive Conditions -
3.1.1	the Lender has received -
3.1.1.1	copies of a resolution of the board of directors and the members of the Borrower (substantially in the form of annexes “D” or otherwise in a form and substance satisfactory to the Lender) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents to which it is a party;

3.1.1.2	the approval of the central bank of Papua New Guinea necessary for the entry into and performance of the transactions contemplated by any Finance Document or Project Document;

3.1.1.3	all Authorizations which the Lender reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or Project Document or for the validity and enforceability of any Finance Document or Project Document, including any currency exchange control Authorizations;

3.1.1.4	a legal opinion to the Lender’s satisfaction from the Lender’s legal counsel in the Territory and such other jurisdictions as may be required by the Lender, confirming inter alia -

3.1.1.4.1	that all Material Contracts in respect of the Project and all Construction Contracts have been entered into and have become unconditional in accordance with their terms and their terms and conditions are consistent with the Project Budget;

3.1.1.4.2	that all licences, certificates, permits and/or permissions required to conduct mining operations and all Environmental Approvals in respect of the Project have been obtained;

3.1.1.4.3	the legality and enforceability of the Security Documents, the borrower’s title to the Hidden Valley Tenements and the Borrower’s obligations under the Finance Documents (including the priority of claims on insolvency);

3.1.1.5	evidence or confirmation from the Borrower to the Lender’s satisfaction that -

3.1.1.5.1	the Borrower is the owner of the Hidden Valley Tenements free of Encumbrances other than the Permitted Encumbrances;

3.1.1.5.2	each of the Finance Documents (other than this Agreement) and Project Documents has been entered into and has become unconditional in accordance with its terms (save for any condition requiring that this Agreement becomes unconditional), and all documents required to be delivered thereunder have been duly delivered;

3.1.1.5.3	each of the Security Documents which are required to be filed, recorded, stamped and/or registered in order to fully perfect the Security created thereunder has been duly filed, recorded, stamped and/or registered;

3.1.1.5.4	all Insurance cover is in place and all premiums have been paid and are up to date;

3.1.1.6	the Lender has received one duplicate original each of the duly executed Security Documents, together with evidence or proof of registration thereof with all applicable authorities as required under Applicable Law;

3.1.1.7	written confirmation from the Lender’s Technical Adviser that it is satisfied with the Base Case Financial Model, the Current Model and the initial Project Budgets;
3.1.2	the Lender is satisfied -

3.1.2.1	that construction of the Project is fully funded under the Facility, from third party or external financing or otherwise to the satisfaction of the Lender;

3.1.2.2	that no Material Adverse Change has occurred or is continuing;

3.1.2.3	no Event of Default or a Potential Event of Default has occurred or is continuing or would reasonably result from making an Advance.

3.2	Each of the Parties will use its best endeavours to procure the fulfilment of the Suspensive Conditions as soon as reasonably possible after the Signature Date.

3.3	Unless the Suspensive Conditions are fulfilled or waived by not later than 6 (six) months from the Signature Date (or such later date as may be agreed in writing by the Parties) the provisions of this Agreement will fall away and be of no further force or effect and the status quo ante will be restored as near as may be. In that event any costs incurred arising from the negotiation of this Agreement or its subject matter will be borne by the Party incurring such costs. Neither Party shall have any claim against the other in terms hereof or arising from the failure of the Suspensive Conditions, save for any claims arising from a breach of the provisions of clause 3.2.

3.4	The Suspensive Conditions have been inserted for the benefit of the Lender who will be entitled to waive or defer fulfilment of one or more of the conditions, in its sole discretion, by written notice issued by the Lender to the Borrower. To the extent that the Lender -
3.4.1	defers fulfilment, those Suspensive Conditions shall be fulfilled by the due date of deferment as stated in the notice; or

3.4.2	waives fulfilment, those Suspensive Conditions shall be deemed to have been fulfilled.

3.5	Notwithstanding anything to the contrary herein contained, the provisions of clause 1, this clause 3 and clauses 24 to 40 will survive the failure of this Agreement to become unconditional.
4       FACILITY
4.1	Subject to the fulfilment or waiver of the Suspensive Conditions, the Lender hereby makes the Facility in a maximum amount equal to the Facility Amount available to the Borrower on the terms and conditions contained in this Agreement.

4.2	Subject to clause 3 above, the Borrower shall be entitled to Advances against the Facility during the Availability Period as follows -
4.2.1	as and when the Borrower wishes to draw down Advances under the Facility it shall furnish the Lender with a Draw Down Request duly executed by the persons specified, on its behalf, to sign and despatch a Draw Down Requests pursuant to the resolution referred to in clause 3.1.1.1;

4.2.2	each Draw Down Request shall be irrevocable and set out-
4.2.2.1	the amount of the applicable Advance; and

4.2.2.2	the applicable Advance Date which shall not be sooner than 5 (five) business days and not later than 20 (twenty) business days after the date on which the applicable Draw Down Request is delivered by the Borrower to the Lender;
4.2.3	Advances shall only be made on business days during the Availability Period;

4.2.4	Advances shall only be made in tranches of USD1,000,000 (one million United States Dollars) and shall be recorded by designated tranche, so that the Facility Outstanding may at any time be reported by designated tranche and so that all Advances and interest on Advances under a designated tranche are clearly and separately identifiable from any other tranche;

4.2.5	all Advances shall be used for the Facility Purpose and for no other purpose whatsoever, and the Lender shall be under no obligation to verify or confirm the application of the Advances by the Borrower.
4.3	Advances shall only be made on the following basis, namely -
4.3.1	the Lender being satisfied that -
4.3.1.1	the Advance will be applied to Project Costs;

4.3.1.2	no Material Adverse Change has occurred or is continuing;

4.3.1.3	no Event of Default or a Potential Event of Default has occurred or is continuing or would reasonably result from making the said Advance;

4.3.1.4	no event of Force Majeure has occurred and is continuing;

4.3.1.5	the Borrower is not in breach of any of its obligations under this Agreement;
4.3.2	the relevant Draw Down Request being accompanied by a summary of all relevant invoices issued to the Borrower in respect of such Project Costs to be funded by the relevant Advance (copies of which invoices shall be kept by the Borrower and be made available to the Lender on request), accepted and countersigned by the Lender, substantially in accordance with the format of the draft Acceptance Certificate attached hereto as annexe “E”.
4.4	The Lender may validly act on all information, instructions and requests contained in a Draw Down Request, without any liability or responsibility to verify or check the accuracy of such information.

4.5	In the event of the provisions of clause 4.3 not being complied with the Lender may issue a draw stop notice and furnish a copy thereof to the Borrower, whereupon the Lender’s obligations under this Agreement to honour any Draw Down Request or make any Advance shall be suspended.

4.6	If the first Advance under this Agreement does not occur within 6 (six) months of the Commencement Date or such later date as may be agreed between the Parties in writing, this Agreement shall, in the sole discretion of the Lender, be cancelled on written notice issued by the Lender to the Borrower.

4.7	All Advances drawn against the Facility shall, in the absence of an express written agreement between the Borrower and the Lender to the contrary or unless this Agreement provides to the contrary, be paid on the relevant Advance Date by electronic transfer into an account nominated by the Borrower.
5      INTEREST
5.1	All the Advances made by the Lender to the Borrower against the Facility shall bear interest for each of the Interest Period’s at the Interest Rate, which interest shall, subject to clause Error! Reference source not found., be payable on the Repayment Dates.

5.2	Any interest which accrues on any Advances shall -
5.2.1	accrue on a daily basis;

5.2.2	be capitalized to the Facility during the Availability Period;

5.2.3	be calculated on the actual number of days elapsed and a 360 (three hundred and sixty) day year count convention; and

5.2.4	be payable both before and after any judgment is taken against the Borrower.

6      REPAYMENTS
6.1	The Borrower shall repay the Advances, together with all interest which accrues thereon from the First Advance Date until the Final Maturity Date, in the Instalment amounts and on the Repayment Dates as detailed in annexe “A”, as updated by the Lender from time to time.

6.2	Notwithstanding anything to the contrary herein contained, all Facility Outstandings shall be fully repaid on the Final Maturity Date.
7       PAYMENT COVENANTS
7.1	The Borrower shall make payment of all Instalments (plus all fees, charges and other payments due to be paid by the Borrower to the Lender in accordance with the terms and conditions of this Agreement whether in respect of interest, principal or otherwise) by paying such amounts in USD to the Lender, free of exchange or other deduction and without the right of set-off or deferment or avoidance by virtue of any counterclaim or set-off, directly into the following account (or such other account as the Lender may from time to time in writing designate) by 10h00 on the due date for payment -

Name of Account Holder:	HGM (Isle of Man) (Pty) Limited
Branch:	[to be advised]
Branch Code:
Account Type:
Account Number:
7.2	If the due date for payment of any amount described in clause 7.1 above is not a business day, the due date for payment shall be the next succeeding business day except if such next succeeding business day falls into a subsequent month in which event the due date for payment shall be the immediately preceding business day.

7.3	Save where otherwise specifically provided herein, all payments by the Borrower under this Agreement shall be made in USD and free and clear of any Taxes, except to the extent that the Borrower is required by

Applicable Law to make payment subject thereto. If any Tax or amount in respect thereof must be deducted, or any other deductions must be made from any amounts payable or paid by the Borrower under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to such Tax or other deduction.

7.4	The Borrower shall -
7.4.1	pay when due all Taxes required by Applicable Law to be deducted or withheld by it from any amounts paid or payable under this Agreement; and

7.4.2	within 15 (fifteen) business days of the payment being made, deliver to the Lender evidence satisfactory to the Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate Authority.
7.5	A certificate or account signed by any manager of the Lender, whose appointment it will not be necessary to prove, as to the existence and amount of the Borrower’s indebtedness to the Lender hereunder at any time, whether actual or contingent or prospective and as to the fact that any such amount is due and payable and/or as to any other fact, matter or thing, relating to the Borrower’s indebtedness to the Lender, including, without limiting the generality hereof, as to any costs or expenses incurred by the Lender in connection with the enforcement or attempted enforcement by it of any of its rights in terms of this Agreement, will, unless rebutted, be sufficient proof of the contents thereof for the purposes of provisional sentence or summary judgment against the Borrower in any court and be treated as a liquid document for those purposes. Such certificate or account will be deemed to be sufficient particularity for the purposes of pleading or trial in any action instituted by the Lender against the Borrower.

8       AUDITED FINANCIAL STATEMENTS AND MANAGEMENT ACCOUNTS
8.1	The Borrower shall produce and deliver to the Lender for the duration of the Term -
8.1.1	copies of its Audited Financial Statements for each Financial Year as soon as they become available but in any event not later than 6 (six) months after the last day of such Financial Year;

8.1.2	copies of the Management Accounts as soon as they become available but in any event not later than 30 (thirty) business days after the last day of the quarter in question; and

8.1.3	within 5 (five) business days of being requested to do so by the Lender, such other information in relation to the business and financial position of the Borrower as the Lender may reasonably require, including without limitation all minutes and resolutions of the Borrower, Borrower bank statements and account information.
8.2	The Borrower shall within 15 (fifteen) days of written request or such longer period as may be agreed between the Parties in writing, provide the Lender with the updated Current Model together with sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate assesment of the actual financial position of the Borrower.

8.3	The Borrower shall supply to the Lender all documents dispatched by the Borrower to its Shareholders at the same time as they are dispatched.

9	PROJECT BUDGETS

9.1	The Borrower shall produce and deliver to the Lender -
9.1.1	not later than 30 (thirty) days after the Signature Date, the Initial Project Budget;

9.1.2	not later than 30 (thirty) days before the beginning of each of its Financial Years (or such other time as may be agreed between the Parties in writing), a draft Project Budget prepared by it for that Financial Year;

9.1.3	not later than 30 (thirty) days after the beginning of each of its Financial Years, its Project Budget for that Financial Year, which shall be in the form agreed or otherwise determined in accordance with clause 9.2.
9.2	Within 10 (ten) business days of receipt of each draft Project Budget pursuant to clause 9.1 the Lender shall notify the Borrower either that it approves or rejects the draft Project Budget. If it rejects the draft Project Budget, it shall state its reasons for so doing and the Borrower and the Lender shall negotiate in good faith to agree the Project Budget. Failing such agreement by the date which is 15 (fifteen) business days prior to the commencement of the Financial Year to which such draft Project Budget relates, such dispute shall be referred to an Expert for resolution in accordance with clause 11.

10	CURRENT MODEL

10.1	The Borrower shall make such revisions to the Current Model as may be reasonably required for the purpose of -
10.1.1	correcting any error in the form or structure of the Current Model; and/or

10.1.2	incorporating any additional assumptions or amending the form or structure as advised by the Lender, within 10 (ten) business days of becoming aware of the need to revise the Current Model or being required to revise the Current Model by the Lender, in either such case on one or both of the grounds specified in clauses 10.1.1 and 10.1.2. If the Borrower fails to make such revisions, then the Lender may make such revision itself, in which case the Lender shall, at the reasonable expense of the Borrower, do so.

10.2	Any revisions that are required by the Borrower or the Lender shall be agreed with the Lender or the Borrower (as the case may be) and, failing agreement within 5 (five) business days, any dispute shall be referred to the Expert for determination in accordance with clause 11.

10.3	If the Current Model is revised in accordance with clause 10.1, the Lender or the Borrower (as the case may be) shall promptly notify the other of such revision and provide the other with a ‘read only’ computer disk copy of the same.
11	SUBMISSIONS TO THE EXPERT
11.1	An Expert shall be a person having appropriate expertise with respect to, but no interest in the outcome of, the matter referred to him and shall be appointed by agreement between the Borrower and the Lender. Failing any such agreement within 5 (five) business days after the date on which the dispute may be referred to an Expert pursuant to this clause 11.1, the Expert shall be the person nominated on the application of either the Borrower or the Lender to the South African Institute of Chartered Accountants or successor body whose appointment shall be final and binding upon the Parties.

11.2	The Expert shall in making his determination have due regard to -
11.2.1	the Current Model;

11.2.2	the interests of both the Borrower and the Lender;

11.2.3	changes in any facts or circumstances of whatever nature which may in the future affect the form and/or structure of the Current Model;

11.2.4	new facts or circumstances of whatever nature which were not taken into account in determining the form and structure of the Current Model; and

11.2.5	good industry practice and the extent relevant, the terms of all Project Documents and Finance Documents.

11.3	The Borrower and the Lender may each provide the Expert (with copies to the other) with whatever supporting evidence they think appropriate. The Borrower and the Lender shall ensure that the terms of reference of the Expert contains the principles detailed in clauses 11.2.1 to 11.2.5.

11.4	Unless otherwise agreed between the Parties, the determination shall:
11.4.1	take place in Johannesburg, Republic of South Africa; and

11.4.2	be conducted in the English language.
11.5	The Expert shall be bound to give his decision within 10 (ten) days after the date of receipt of his instructions.

11.6	The Expert shall not be bound to choose either the proposal made by the Borrower or that made by the Lender in respect of the matter in dispute but shall be free to make his own determination of the issue referred to him provided that for any determination to be final and binding as contemplated by this clause 11.6, the determination of the Expert must be within the range of (which, for the avoidance of doubt, includes) the proposals made by the Lender and the Borrower in relation to the matter(s) in dispute. The Expert’s determination shall be used in the relevant Approved Project Budget or Current Model (as the case may be).

11.7	The Expert shall act as an expert in determining the matter referred to him and not as an arbitrator and his decision shall (except in the case of manifest error) be final and binding upon the Parties and except that the Parties may jointly approach the Expert to obtain clarification should any Party believe that the Expert’s decision is ambiguous or indeterminate.

11.8	The costs, fees and expenses of the Expert and the determination in any reference in terms of this clause shall be borne by the Party nominated by the Expert in the course of his determination, taking into account all factors including but not limited to the outcome of the determination, provided that nothing herein shall prohibit the Expert from allocating the costs between the Parties in any proportion which the Expert considers to be fair and equitable.

12	CONSTRUCTION PROGRESS REPORTS
12.1	The Borrower shall during the performance of the construction of the Project Works within 30 (thirty) business days after the end of each quarter, deliver to the Lender quarterly construction progress reports in respect of the preceding 3 (three) month period.

12.2	The Borrower shall procure that the construction progress report contains at least such information as is required in terms of annexe “F”.
13	FAILURE TO DELIVER
In the event that the Borrower fails to prepare and deliver the information or documents referred to in clauses 8 to 12, in each case -
13.1	within the period prescribed for such delivery in such clauses; and

13.2	within 10 (ten) business days after written notice of such failure has been sent to the Borrower by the Lender, such failure shall be an Event of Default.
14	VOLUNTARY PREPAYMENT
14.1	The Borrower shall be entitled to prepay all or any part of the Facility Outstandings at any time after the first Advance Date, provided that -
14.1.1	the Lender is satisfied that the prepayment will not result in a Material Adverse Change, and provided further that -
14.1.1.1	the Borrower shall give the Lender 30 (thirty) business days prior written notice of its intention to make any voluntary prepayment;

14.1.1.2	the above notice shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment;

14.1.1.3	the minimum amount of any prepayment shall be USD1 000 000.00 (one million United States Dollars).

14.1.1.4	any amount that has been prepaid may not be redrawn.

14.2	All amounts prepaid by the Borrower shall be -
14.2.1	attributed to the Instalments in inverse order of maturity so that Instalments which are payable later in time shall be deemed to have been prepaid prior to Instalments which are payable earlier in time; and

14.2.2	attributed first to interest which has accrued but which has not been paid and, thereafter, to capital.
15	MANDATORY PREPAYMENT
15.1	The Borrower will be required to make a mandatory prepayment of the Facility Outstandings, other than on an acceleration or as otherwise required in terms of this Agreement, from the proceeds of any Disposal in terms of clause 19.2.4.5, in amounts equal to such proceeds.

15.2	Any mandatory prepayments shall be attributed to the Facility Outstandings in inverse order of maturity so that Instalments which are payable later in time shall be deemed to have been prepaid prior to Instalments which are payable earlier in time.

15.3	Any amount that has been prepaid in terms of this clause 15 may not be redrawn.
16	TECHNICAL COMPLETION TEST
16.1	Technical Completion of the Project shall occur on the date on which the Lender –
16.1.1	has received the certificates specified in annexe “H”;

16.1.2	has obtained from the Lender’s Technical Adviser confirmation of the matters certified in 16.1.1, including the additional confirmations specified in annexe “H”; and

16.1.3	confirms to the Borrower that it is satisfied with the certificates and confirmations received in terms of clauses

16.1.1 and 16.1.2 above, and that all material provisions of this Agreement have been complied with, including that no Event of Default or Potential Event of Default has occurred or is continuing.
16.2	Technical Completion shall also occur if at any time the Lender considers on reasonable grounds that the requirements specified in annexe “H” have been complied with and delivers a notice in writing to the Borrower, declaring that Technical Completion has occurred.
17	INSURANCE
17.1	For so long as the Borrower is indebted to the Lender in terms of this Agreement, the Borrower shall maintain the Required Insurance.

17.2	The payment of the premiums in respect of Insurance will be for the account of the Borrower and will be included in the Project Costs.

17.3	The Borrower shall procure that, upon the written request of the Lender, the Lender’s interests shall be noted as cessionary and first loss payee on the policies in accordance with the Borrower Cession.

17.4	The Lender is to be provided with written confirmation annually on the insurance renewal dates by the Borrower that the Insurance policies have been renewed, premiums paid (or confirmation that they will be paid in respect of any group policies, within 30 (thirty) days of renewal, as applicable), with the sums insured being specified.
18	POSITIVE UNDERTAKINGS
18.1	For the duration of the Term, the Borrower gives the undertakings contained in 18.2, 18.3, 18.4 and 18.5 to the Lender. Each undertaking -
18.1.1	is a separate and distinct undertaking;

18.1.2	shall not be qualified by or limited with reference to any other undertaking contained in 18.2, 18.3, 18.4 and 18.5, elsewhere in this Agreement or in any other Finance Document; and

18.1.3	is material and has induced the Lender to enter into the Finance Documents.
18.2	General

The Borrower shall –
18.2.1	comply in all respects with all Applicable Law;

18.2.2	comply all times with Environmental Laws and obtain all necessary Environmental Approval in relation to the Project and specifically relating to the World Bank Environment, Health and Safety Guidelines;

18.2.3	ensure that the Audited Financial Statements are prepared in accordance with IFRS;

18.2.4	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by Applicable Law to enable it lawfully to enter into and perform its obligations under the Finance Documents and the Project Documents, to conduct its business and affairs and to ensure the legality, validity, enforceability or admissibility into evidence in the Republic of South Africa of any Finance Document and/or any Project Document to which it is a party;

18.2.5	do all such things and take all such steps as may be necessary to ensure that any Material Contracts are not amended in any material manner without the prior written consent of the Lender;

18.2.6	procure that the Project is designed, constructed, completed, operated, maintained and run in a safe, efficient and business-like manner in accordance with –
18.2.6.1	Applicable Law;

18.2.6.2	the conditions imposed by any Authority; and

18.2.6.3	reasonable and prudent international industry standards, where failure to do so would be reasonable likely to result in Material Adverse Change;
18.2.7	file all necessary Tax returns timeously and pay all and any Taxes which it becomes obliged to pay and furnish to the Lender, within 5 (five) business days of a written request, documentary proof that it has done so;

18.2.8	supplement, from time to time, any information given by it to the Lender in respect of the transactions contained in the Finance Documents and the Project Documents, in order to ensure that such information remains complete and correct in all material respects;

18.2.9	maintain its corporate existence, operate and discharge its obligations as they fall due in accordance with the Project Documents, Project Budgets, good industry practice and Applicable Law;

18.2.10	properly maintain in good working order and condition, all material assets necessary for its business operations and the Project;

18.2.11	take responsible steps to protect its assets from theft, loss or damage only enter into agreements, arrangements or contracts on an arm’s length basis;

18.2.12	use reasonable endeavours to ensure that no Event of Default occurs;

18.2.13	use the Facility only for the purpose set out in this Agreement;
18.3	Tenements

The Borrower shall –

18.3.1	hold and maintain its interest in the Hidden Valley Tenements free of Encumbrances (other than Permitted Encumbrances);

18.3.2	ensure that the Hidden Valley Tenements are not cancelled, suspended, reduced, surrendered, defaulted against, allowed to lapse or transferred except for statutory surrenders under Applicable Law or with the prior written consent of the Lender;

18.3.3	comply on time with and observe and perform all conditions and requirements of the Hidden Valley Tenements and do whatever may be reasonably required to keep the Hidden Valley Tenements in full force and effect;
18.4	Security

The Borrower shall –
18.4.1	ensure that the Security is maintained, preserved and disclosed in the Audited Financial Statements to the extent required in terms of IFRS;

18.4.2	execute and deliver to the Lender a notarised deed constituting an irrevocable power of attorney in the Territory granting the Lender the power and right, in the name or on behalf of the Borrower without notice to or assent by the Borrower to take any actions and execute any instruments which are necessary to create, preserve, continue, perfect or validate any Security;

18.4.3	procure that all Shareholder Claims are subordinated to the claims of the Lender under this Agreement.
18.5	Notification of certain events and occurrences

The Borrower shall –

18.5.1	forthwith and in writing advise the Lender it if becomes aware of the occurrence of any facts or circumstances which does or could reasonably be expected to result in a Material Adverse Change or in the occurrence of an Event of Default or a Potential Event of Default, giving particulars of such facts and/or circumstances together with full details of any step taken or proposed to remedy it;

18.5.2	furnish to the Lender –
18.5.2.1	promptly, copies of any correspondence between the Borrower and any applicable Authority relating to any termination, breach, fine, penalty or amendment of any Authorisation relating to the Project and copies of any waiver or deferment of the application of Applicable Law relating to the Project by any Authority;

18.5.2.2	promptly, upon the same being approved by the Borrower, copies of any compliance reporting certificate to be delivered to any Authority under the terms of any Authorisations which is material to the Project;

18.5.2.3	promptly, notice of any material breach by the Borrower of any Authorisation or Applicable Law or any other event or circumstance which entitles or which may reasonably be expected to entitled a person to cancel, terminate or suspend an Authorisation;
18.5.3	promptly inform the Lender of any unscheduled stoppage or material disruption to production in respect of the Project which reasonably may be anticipated may endure for a continuous period in excess of 5 (five) days;

18.5.4	promptly inform the Lender of any change or notice which relates to or affects the Hidden Valley Tenements, mining or metallurgical methods, gold production or the obligations of the Borrower;

18.5.5	promptly inform the Lender of any stoppages as a result of events of Force Majeure;

18.5.6	promptly inform the Lender of any breach of any Environmental Law and remedy that breach as soon as practical;

18.5.7	in the period prior to the Technical Completion Date, forthwith and in writing notify the Lender and the Lender’s Technical Adviser of the occurrence of any of the following events or occurrences in respect of the Project or, as the case may be, if it proposes to take any of the following actions in respect of the Project upon becoming aware of the occurrence of the same or proposing to take such action –
18.5.7.1	any consultation in relation to, or resolution of any material dispute under the Construction Contract to which the Borrower is a party or becomes aware of, and the reference of any such dispute to the disputes resolution procedure;

18.5.7.2	any suspension of the Project or portion thereof;

18.5.7.3	any material variation under the Construction Contract;

18.5.7.4	any extension of time granted under the Construction Contract.
18.5.8	in the period following the Technical Completion Date, forthwith and in writing notify the Lender and the Lender’s Technical Adviser of the occurrence of any of the events or circumstances referred to in annexe “G” of which it is aware or, as the case may be, if it proposes to take any of the actions referred to in annexe “G” in respect of the Project, together with details of any action proposed in relation thereto;

18.5.9	forthwith notify the Lender if any litigation, arbitration or administrative proceedings are commenced against the

Borrower or in respect of the Project which if adversely determined would or could reasonably be expected to result in a Material Adverse Change.
19	NEGATIVE UNDERTAKINGS
19.1	The Borrower gives the undertakings contained in clause 19.2 to the Lender for the duration of the Term. Each of the aforesaid undertakings -
19.1.1	is a separate and distinct undertaking;

19.1.2	shall not be qualified by or limited with reference to any other such undertaking and/or any other undertaking contained elsewhere in this Agreement or in any Finance Document; and

19.1.3	is material and has induced the Lender to enter into the Finance Documents.
19.2	The Borrower shall not, without the Lender’s prior written consent or save as otherwise set out in this Agreement -
19.2.1	create or permit to subsist any Encumbrance over any of the Borrower’s present or future assets mineral and/or mining rights except for Permitted Encumbrances;

19.2.2	conclude any transaction of any nature whatsoever with any third person whatsoever if the purpose and/or effect of such transaction is to create Financial Indebtedness, other than -
19.2.2.1	Financial Indebtedness owing at the Signature Date;

19.2.2.2	Financial Indebtedness contemplated in the Approved Project Budget or otherwise in accordance with this Agreement;

19.2.2.3	Financial Indebtedness incurred in respect of the financing of equipment used to carry out the Project;

19.2.3	cease, suspend or fail to maintain its business activities and operations as conducted on the Signature Date or decrease its interest in the Project or relinquish, abandon or cancel its participation in the Project;

19.2.4	Dispose, whether by one or more transactions or series of transactions (whether related or not and whether voluntarily or involuntarily) the whole or a material portion of its assets mineral and/or mining rights, including the Hidden Valley Tenements except –
19.2.4.1	a disposal of an asset or property which is intended to be (and within 6 months thereafter, is) replaced or upgraded by another asset or other property of comparative utility and function within 6 (months) of such disposal;

19.2.4.2	a disposal of an asset or property which is worn out or obsolete;

19.2.4.3	a disposal of an asset or property in accordance with a Permitted Encumbrance;

19.2.4.4	a disposal of an asset or property for fair market value where the value of such disposal(s) does not exceed $5,000,000 in aggregate in any 12 (twelve) month period;

19.2.4.5	a disposal of up to 5% (five percent) of the Project to the Papua New Guinea Authorities or a land owner group in accordance with the provisions of the Hidden Valley Tenements, or any agreement entered between the Borrower and such persons before the Signature Date and disclosed to the Lender in writing, or any such subsequent agreement on such terms and conditions approved of by the Lender in writing;
19.2.5	lend any money to any third person or provide any credit to any third person, except in accordance with the Current Model or otherwise with the prior written approval of the Lender;

19.2.6	amend its founding or constitutional documentation;

19.2.7	cease to be a member of the Group;

19.2.8	merge or consolidate with any other person or otherwise engage in any corporate restructuring of the Borrower where such merger, consolidation or reconstruction has the effect that the Borrower ceases to be a member of the Group. For the avoidance of doubt, this does not prohibit the sale or transfer of some or all of the Shares by any member of the Group to any other member of the Group, provided that the Borrower shall at all times remain a member of the Group;

19.2.9	change its Financial Year end;

19.2.10	change its accounting policy and practice except to the extent to which it is necessary to do so in order to comply with IFRS;

19.2.11	consent to any amendment, alteration, cancellation or variation of any of the Finance Documents and/or Project Documents to which it is a party;

19.2.12	enter into any Material Contract other than those contemplated in the Project Budget or otherwise in accordance with this Agreement;
19.2.13	issue or repurchase any Shares or alter any rights in existence at the Signature Date hereof attaching to such Shares other than –

19.2.13.1	in compliance with any peremptory provisions of Applicable Law;
19.2.14	form or have any subsidiary, or make any investments in any person or enterprise (including own any shares in any company) save as required or permitted by the Finance Documents to which it is a party;

19.2.15	use the proceeds of the Facility to acquire any subsidiary or assets comprising a business or to subscribe for equity in any entity;

19.2.16	incur any capital expenditure not expressly included in the Capital Costs or provided for in the Base Case Financial Model or the Current Model;

19.2.17	enter into any agreement, arrangement or contract with any entity unless such agreement, arrangement or contract is entered into on an arm’s length basis;

19.2.18	consent or agree to a change in control of the Borrower;

19.2.19	in any proceedings in relation to any of the Project Documents or Finance Documents to which it is a party, claim for itself or any of its assets, mineral and/or mining rights or revenues, immunity from suit, execution, attachment or other legal process;

19.2.20	do or omit to do anything or acquiesce in any act or omission the effect of which could or might jeopardise the ability of the Borrower to meet its obligations under the Project Documents or the Finance Documents;

19.2.21	permit to be done, anything which might be expected to result in the cancellation or revocation, in any manner whatsoever, of any Authorisation;

19.2.22	make any Restricted Payments unless a period of 1 (one) year has elapsed after the Technical Completion Date and as at such date no Event of Default or Potential Event of Default has occurred or is continuing and the making of such Restricted Payment will not result in a Material Adverse Change;

20	REPRESENTATIONS AND WARRANTIES
20.1	Each representation and warranty set out in this Agreement shall be a separate representation and warranty and shall (except as otherwise expressly stated) in no way be limited or restricted by reference to or inference from the terms of any other representation and warranty.

20.2	The Borrower acknowledges that it makes the representations and gives the warranties in this clause 20 with the intention of inducing the Lender to enter into this Agreement and that the Lender enters into this Agreement on the basis of, and in full reliance on, each such representation and warranty.

20.3	The representations and warranties set out in this clause 20 shall be deemed to be repeated upon the Commencement Date, each Advance Date, each Repayment Date and on each day in between such dates.

20.4	The Borrower represents and warrants to the Lender that as of the Commencement Date -
20.4.1	the Borrower is a company existing in accordance with the laws of the Territory and possesses the capacity to sue or be sued in its own name and has the power to own its assets, mineral and/or mining rights and carry on its operations as it is now being conducted;

20.4.2	it is duly authorised, under its founding or constitutional documents, to execute or conclude the Finance Documents and the Project Documents to which it is a party, and the ancillary documents thereto;

20.4.3	each of the Project Documents and Finance Documents to which it is a party, and the ancillary documents thereto, constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms;

20.4.4	it has an issued share capital of 528,792,629 Shares;

20.4.5	no Shares have been issued to employees, directors or any other persons pursuant to any Borrower share incentive, participation or bonus scheme;

20.4.6	the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower;

20.4.7	the Borrower is not in breach of or in default under any other agreement to which it is a party or which is binding on any of its assets, or under its founding or constitutional documents, which if adversely determined would or could reasonably be expected to result in a Material Adverse Change;

20.4.8	any Financial Indebtedness (other than Financial Indebtedness incurred with the knowledge of the Lender in respect of the financing of equipment used to carry out the Project) which may be incurred by the Borrower on or after the Signature Date will be subordinated to the claims of the Lender under this Agreement;

20.4.9	Financial Indebtedness incurred with the prior written consent of the Lender in order to repay or prepay in full, in accordance with the provisions of this Agreement, the Facility Outstandings, provided that such indebtedness does not subsist for a period of longer than 5 (five) business days prior to the prepayment of the Facility Outstandings;

20.4.10	the entry into and performance of the Project Documents and Finance Documents and the transactions contemplated therein do not conflict with -
20.4.10.1	any Applicable Law including Environmental Law; or

20.4.10.2	any agreement or document to which the Borrower is a party or which is binding upon it or any of its assets;

20.4.10.3	any court order or decision by any arbitrator, arbitral tribunal or government authority, which is binding on the Borrower;
20.4.11	no Event of Default or Potential Event of Default -
20.4.11.1	has occurred or is continuing under or in respect of any agreement or document to which the Borrower is a party or by which it may be bound, including this Agreement;

20.4.11.2	might reasonably be expected to result from the conclusion of this Agreement or the making of any of the Advances to the Borrower;
20.4.12	the Borrower has good title to all its assets which are reflected in the Audited Financial Statements at the time that they are made available to the Lender and the Borrower has not Disposed of or Encumbered such assets, save as reflected in such Audited Financial Statements or in terms of the Security Documents or this Agreement;

20.4.13	save as provided in this Agreement and the Project Documents or Finance Documents, the Borrower is not liable contractually, whether contingently or otherwise and whether as surety, co-principal debtor, guarantor or indemnitor, for the liabilities of any third party;

20.4.14	save as provided for in the Project Documents or Finance Documents, the Borrower is not -
20.4.14.1	under any obligation to pay any royalties, license fees, and is not bound by any profit-sharing or royalty agreement or other similar arrangement in respect of any Hidden Valley Tenement, save for -

20.4.14.1.1	mandatory royalty payments to the central bank of the Territory in accordance with the terms and conditions of the Hidden Valley Tenements;

20.4.14.1.2	any existing third party royalties under Permitted Encumbrances;

20.4.14.2	party to any management contract or similar arrangement whereby its business or operations are managed by any other person, save for –

20.4.14.2.1	a cost sharing arrangement with various other members of the Group;

20.4.14.2.2	a labour supply arrangement with various other members of the `Group;
20.4.15	save as otherwise set out herein, all Authorisations required in connection with the entry into and performance by the Borrower and the validity and enforceability against it of the Project Documents or Finance Documents to which the Borrower is or will be a party and the transactions contemplated thereby have been obtained or effected and are of full force and effect and no steps have been taken against the Borrower for the revocation, variation or refusal of any material Authorisation in respect of the Project and all fees (if any) payable in connection therewith, if due, have been paid and no event of default (howsoever described) has occurred in the performance of any of the terms or conditions thereof which is material to the effectiveness of any of the aforegoing;

20.4.16	the Borrower is in full compliance with all Environmental Laws and all Environmental Approvals are in full force and effect. There are no acts, omissions, events, state of facts or circumstances of which it is aware, after reasonable inquiry, which may be expected to prevent it being in full compliance with any Environmental Laws;

20.4.17	there are no acts, omissions, events, state of facts or circumstances which have resulted in any third party (including any Authority) taking any action or making any claim against it under any Environmental Laws arising out of or in connection with the Project including any rehabilitation or remedial action (in particular in relation to contaminated land) or the revocation, suspension, variation or non-renewal of any Environmental Approval and it has no notice of any complaints, demands, civil claims or enforcement proceedings or of any action required by any regulatory authority and, there are no investigations pending or threatened in relation to its failure to obtain any Environmental Approval or comply with any Environmental Laws, including the World Bank Environment, Health and Safety Guidelines;

20.4.18	its most recent Audited Financial Statements were prepared in accordance with IFRS and fairly present their respective financial condition and affairs at the date and for the accounting period to which they relate;

20.4.19	there has been no change in the financial condition of the Borrower since the end of the applicable accounting period referred to in 20.4.18 which constitutes a Material Adverse Change;

20.4.20	there is no litigation, arbitration or administrative proceeding current or pending against, to the best of the Borrower’s knowledge and belief, threatened against the Borrower which, if adversely determined, could result in a Material Adverse Change other than as disclosed in terms of this Agreement and which is being contested in good faith;

20.4.21	all information (as supplemented from time to time), including, without limitation that has been made available or will hereafter be made available to the Lender by the

Borrower or any of its representatives in connection with the transactions envisaged in the Finance Documents and in the Project Documents is and will at all times be complete and correct in all respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements or calculations contained therein not misleading in the light of the circumstances under which such statements or calculations were or are made;

20.4.22	the Borrower has made a full and complete disclosure to the Lender of its affairs, its assets, liabilities and operations and all material information of whatsoever nature or kind has been disclosed to the Lender (or shall be disclosed to the Lender in terms of this Agreement) which is material to the decision of the Lender to enter into this Agreement;

20.4.23	no legal suit, action, proceeding or process or any other steps have been taken or, to the best of the Borrower’s knowledge and belief (and after making reasonable enquiries) have been threatened for the winding up or liquidation (whether voluntary or involuntary, provisional or final), judicial management (whether provisional or final) or de-registration of the Borrower or for the appointment of a liquidator, judicial manager or similar officer over the Borrower or over any of the assets of the Borrower;

20.4.24	the initial Construction Budget will not differ in any material respect from the Base Case Financial Model and includes estimates made in good faith of all Capital Costs expected by the Borrower to be incurred in the period to which such Construction Budget relates;

20.4.25	the initial Operating Budget will not differ in any material respect from the Base Case Financial Model and includes estimates made in good faith of all Operation and Maintenance Costs expected by the Borrower to be incurred in the period to which such Operating Budget relates;

20.4.26	it is not required to make any deduction or withholding from any payments under the finance documents, except for Taxes in respect of which gross-up is provided for;

20.4.27	the Security evidenced by the Security Documents constitutes valid security capable of perfection and all formalities for registering the Security Documents have been complied with and all duties have been paid or will be paid in any applicable time period in accordance with Applicable Law;

20.4.28	it cannot claim immunity from suit or action; and

20.4.29	the Required Insurance is in place and in full force and effect, and all renewals are in place or have been obtained;

20.4.30	since the Signature Date no facts or circumstances have occurred which may result in a Material Adverse Change.
21	SET UP COSTS

21.1	The Borrower shall upon request pay to the Lender on the earlier of -
21.1.1	the first Advance Date; or

21.1.2	3 (three) months after the Signature Date,
21.2	all costs incurred by the Lender in drafting and negotiating the Finance Documents and Project Documents, all costs relating to the registration of Security and all statutory and/or legal and/or audit and/or out-of- pocket expenses of the Lender incurred in connection with the Project. The amounts referred to in clause 21.1 shall, if due on the first Advance

Date, be included in the amount of the relevant Advance, but withheld from the amount actually advanced to the Borrower.

21.3	Notwithstanding clause 21.2, the said amount will be deemed to have been Advanced to the Borrower and paid by the Borrower to the Lender in settlement of the said costs.

22	CHANGE IN LAW

22.1	If by reason of -
22.1.1	any Change in Law; and/or

22.1.2	any directive, requirement, request or guidance, after the Signature Date, (whether or not having the force of law) or the interpretation of any directive, requirement, request or guidance now existing of any central bank or any other fiscal, monetary, regulatory or other Authority; and/or

22.1.3	a requirement or a request by any Authority, to pay Taxes or other amounts whatsoever or to maintain special deposits or reserve assets, there are any Increased Costs, then the Borrower shall forthwith on demand pay to the Lender the amount of any Increased Costs incurred by the Lender with effect from the date of such change to compensate the Lender for such Increased Costs, whether retrospectively or not.

22.2	The Lender shall deliver a certificate setting out of the amount of such Increased Costs incurred by the Lender to the Borrower in terms of clause 7.5.

22.3	Clause 22.1 shall not apply to any Increased Cost attributable to any change in the rate of income tax on the overall net income of the Lender.

23	EVENTS OF DEFAULT

23.1	Each of the following events shall constitute an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person) -
23.1.1 Breach
A breach of any term, condition, obligation, positive or negative covenant, undertaking, warranty or representation in any of the Project Documents or Finance Documents by the Borrower or any other party to the applicable Project Documents or Finance Documents, which if capable of cure in the Lender’s opinion, has not been so cured within 10 (ten) days of the breach having occurred or such longer period as the Parties may agree in writing.
23.1.2 Unlawfulness
The unlawfulness, illegality, invalidity, unenforceability or repudiation of any of the Project Documents or the Finance Documents or any material obligation thereunder, or non-compliance of the Project Documents or Finance Documents with any agreement to which the Borrower is a party, including any Project Document or any transaction in connection with it being or becoming (or being claimed to be) wholly or partly void, voidable or unenforceable.
23.1.3 Material Contracts
Non-fulfilment by the Borrower of a material term of or the breach, suspension, revocation, cancellation or termination of any Material Contract relating to the business operations of the Borrower which is likely to result in a Material Adverse Change.
23.1.4 Invalidity of Security
The Security or any part thereof -

23.1.4.1	for any reason ceasing to be in full force and effect under Applicable Law or being alleged by the Borrower to be ineffective; or

23.1.4.2	otherwise ceasing to constitute valid, first-ranking security in respect of the relevant asset(s) or revenue and the Borrower failing to restore or procure the restoration of the Security within 10 (ten) business days of being required to do so by the Lender or such longer period as the Parties may agree in writing.
23.1.5 Insurance
Any Required Insurance ceasing to be sufficiently maintained in terms of this Agreement or becoming commercially unavailable to the Borrower (but remaining available to participants in the mining industry generally, as determined by the Insurance Adviser).
23.1.6 Abandonment
The abandonment or relinquishment by the Borrower of a material portion of its business or business assets or the suspension (other than in circumstances of Force Majeure) of construction, operations or activities in respect of the Project.
23.1.7 Non-payment
Non-payment of any amount due by the Borrower in terms of this Agreement.
23.1.8 Insolvency
23.1.8.1	The Borrower is, or is deemed for the purposes of Applicable Law, to be unable to pay its debts as they fall due or admits in writing its inability to pay its debts as they fall due; or

23.1.8.2	any third party takes any action, steps or proceedings against the Borrower -

23.1.8.2.1	for compulsory, provisional or final sequestration, winding-up, liquidation, compromise, administration order, curatorship, judicial management, dissolution, or administration; or

23.1.8.2.2	for the appointment of a receiver, administrator, trustee, liquidator, judicial manager or similar officer or of any or all of the Borrower’s assets or revenues; or

23.1.8.3	the Borrower itself takes any action, steps or proceedings -

23.1.8.3.1	for voluntary or compulsory, provisional or final sequestration, winding-up, liquidation, compromise, administration order, curatorship, judicial management, dissolution, or administration in relation to itself or its assets; or

23.1.8.3.2	for the appointment of a receiver, administrator, trustee, liquidator, judicial manager or similar officer or of any or all of its own assets or revenues;
23.1.9 Attachment
Any attachment, sequestration, execution or distress is levied against, or an encumbrancer takes possession of the whole or any part of the property, undertaking or assets of the Borrower; or the insolvency, liquidation, bankruptcy, administration, receivership, curatorship or distress or execution against any material assets of the Borrower.
23.1.10 Default Judgments
The Borrower suffers any default judgment against it to remain unsatisfied for more than 10 (ten) business days after having become aware thereof or rescission of any such judgment has not been obtained within 20 (twenty) business days after the judgment came to the attention of the Borrower.

23.1.11 Claim of immunity
Any party to a Project Document or Finance Documents being entitled to claim for itself or any of its assets or revenues immunity from suit, execution, attachment or other legal process.
23.1.12 Moratorium
Any procedural step (including petition, proposal or convening a meeting) being taken with a view to a composition, assignment, arrangement, standstill or moratorium with any creditors of the Borrower.
23.1.13 Completion
A failure by the Borrower to achieve Technical Completion within 6 (six) months of the scheduled Technical Completion Date as set out in the Base Case Financial Model, or such other date as the Parties may agree to in writing.
23.1.14 Material Adverse Change
A Material Adverse Change occurs.
23.1.15	Force Majeure
An event of Force Majeure continuing for a period in excess of 60 (sixty) days (save that such Force Majeure event shall not be an Event of Default if payments due in terms of this Agreement continue to be made in full and when due).
23.1.16 Untrue Statement
A material representation, warranty or statement made or repeated in or in connection with the Project Documents or Finance Documents or in any document delivered by or on behalf of the Borrower under or in connection with the Project Documents or Finance Documents is untrue or incorrect in any material respect, when made or repeated.

23.1.17 Civil War etc
Civil war, insurrection, rebellion or revolution occurs in the Territory or change in the commercial, economic political situation in the Territory occurs which results in a Material Adverse Change, as determined in the Lender’s sole and absolute discretion.
23.1.18 Cross Default
An event of default (howsoever described) occurs under any document relating to the Financial Indebtedness of the Borrower or any Financial Indebtedness becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, whether or not the Borrower is disputing any such event of default, acceleration or placing on demand.
23.1.19 Acceleration
The Borrower fails to pay any Financial Indebtedness when due and any such failure continues for more than any applicable period of grace, if any, or any such Financial Indebtedness becomes prematurely due and payable or is placed on demand, or any creditor of the Borrower becomes entitled to declare any such Financial Indebtedness prematurely due and payable or to place it on demand, or any undertaking, acknowledgement, suretyship, guarantee or indemnity given by the Borrower in respect of Financial Indebtedness is not paid in accordance with its terms when a demand is made thereunder within 5 (five) business days of the due date for payment thereunder.
23.1.20 Encumbrances
Any Encumbrance securing Financial Indebtedness over any asset of the Borrower becomes enforceable.

23.1.21 Compliance with Authorisations and Agreements
At any time any material agreement or Authorisation applicable or required to be executed, complied with, fulfilled, obtained, amended, renewed, extended or performed in order -
23.1.21.1	to ensure the legality, validity, binding nature and enforceability of the Borrower’s obligations under the Project Documents or Finance Documents; or

23.1.21.2	to carry out the Project and of the Borrower’s business and operations generally; or

23.1.21.3	to enable any person lawfully to enter into and perform the obligations expressed to be assumed by it in the Project Documents or Finance Documents to which it is a party, or

23.1.21.4	to ensure that the obligations expressed to be assumed by any person in the Project Documents or Finance Documents to which such person is a party are legal, valid and binding and enforceable against it in accordance with the terms thereof, is not done, fulfilled, obtained, renewed, extended, complied with or performed when so required or is otherwise lost, terminated, adversely amended, not renewed, revoked, expropriated, nationalised, confiscated, suspended or varied or ceases to be in full force and effect.
23.1.22	Operation of Project
The Borrower is prevented by Applicable Law or pursuant to any Authority decision or action or for any other reason from conducting and/or operating all or part of the Project where such interruption of service may be expected (in the sole opinion of the Lender) to result in a Material Adverse Change.

23.1.23 Change of Business
A change in the business or operations of the Borrower occurs or the Borrower ceases, or threatens to abandon or cease to carry on all or a substantial part of its operations, in the Lender’s sole and absolute discretion and determination.
23.1.24 Amendment to Facility
An alteration or amendment to the Facility repayment schedule or any Repayment Dates occurs other than in accordance with the terms of this Agreement.
23.1.25 Illegality
There is a change in Applicable Law which renders, will render or may have the effect of rendering any of the Project Documents or Finance Documents or anything done or to be done pursuant thereto illegal, invalid or unenforceable and the Parties in good faith fail to rectify such illegality, invalidity or enforceability (provided such illegality, invalidity or enforceability is capable of being rectified), or do not agree upon alternative acceptable provisions, within 5 (five) business days or such longer period as may be agreed between the Parties in writing, after receipt of notice from the Lender advising the Borrower of the relevant change.
23.1.26 Damage or Destruction
A material portion of the Borrower’s and/or the Project’s business assets (including any systems, plant, hardware and/or software of the Project) are substantially damaged or destroyed whether through an event of Force Majeure or otherwise and Insurance will be insufficient to –
23.1.26.1	repair or rebuild the same within a reasonable time and/or

23.1.26.2	fully compensate the Borrower for any loss, where such loss has or is likely to result in a Material Adverse Change.

23.1.27 Insufficient Ore Reserves and Resources
23.1.27.1	In the reasonable opinion of the Lender, the aggregate of –
23.1.27.1.1	the proved and probable recoverable ore reserves of the Borrower which are charged on a first ranking basis by the Security; and

23.1.27.1.2	the resources of the Borrower which are charged on a first ranking basis by the Security (taking into account the Borrower’s historic and probable future resource conversion factors), are such that the Borrower will be unable to meet its present and future obligations under the Project Documents or this Agreement and the Borrower does not address the concerns of the Lender in respect of the shortfall to the Lender’s satisfaction (acting reasonably) within 30 (thirty) days of receiving notice of the Lender’s opinion or such longer period as the Parties may agree in writing.
23.1.28 Nationalisation
Any of the Shares or any part of the Project, the Borrower Revenues or the Project Works or assets, Hidden Valley Tenements or any other mineral and/or mining rights of the Borrower are seized, nationalised, expropriated, requisitioned and/or acquired, save for an allocation of Shares to the Territory, a land owner group or its organs of government in accordance with any terms and conditions of the Hidden Valley Tenements or the provisions of any Applicable Law in place and existing on the Signature Date;
23.1.29 Change in Control
Unless otherwise permitted by, provided for or authorised by –
23.1.29.1	the Project Documents;

23.1.29.2	a term or condition of the Hidden Valley Tenements or a provision of any agreement, Permitted Encumbrance or Applicable Law in place and existing on the Signature Date and disclosed to the Lender in writing; or
23.1.29.3	written agreement of the Lender in the Lender’s sole discretion,
100% (one hundred percent) of the Shares cease to be directly and beneficially owned or controlled by members of the Group;
23.1.30 Change in Law
A Change in Law occurs which constitutes a Material Adverse Change.
24 TERMINATION
Forthwith upon the occurrence of an Event of Default or Potential Event of Default and at any time thereafter, if such event is continuing, the Lender shall be entitled, without prejudice to any other rights which the Lender might have, by notice to the Borrower issued by the Lender, to –
24.1	declare any amounts available but undrawn under the Facility automatically cancelled and to declare that no further Advances be made available for draw down under such Facility; and/or

24.2	declare that the obligations of the Lender in terms of this Agreement shall be cancelled forthwith, whereupon the same shall be so cancelled; and/or

24.3	accelerate and declare all amounts owing in terms of this Agreement immediately due and payable, notwithstanding that such amounts may not otherwise have been due and payable, whereupon the same shall become immediately due and payable, including fees, penalties, costs and charges; and/or

24.4	claim payment of such damages including, costs and other amounts incurred in consequence of such Event of Default from the Borrower in terms of this Agreement; and/or

24.5	enforce all or any of the Borrower’s rights under the Project Documents or Finance Documents (including, without limitation, any right of the Borrower to terminate any of these documents or agreements), for which purpose the Borrower irrevocably appoints the Lender as its agent to perform all acts and to sign all documents and all Authorisations on its behalf necessary to enforce such rights; and/or
24.5.1	take legal action to take-over, perfect, attach, realise or sell any Security taken or referred to in this Agreement in accordance with Applicable Law; and/or
24.6	set off any obligation (whether or not mature) owed by the Borrower under this Agreement against any other obligation (whether or not mature) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Lender may set off an amount estimated by it in good faith to be the amount of that obligation.
25	APPLICATION OF PAYMENTS AFTER AN EVENT OF DEFAULT AND NON-CANCELLATION
25.1	Should this Agreement, notwithstanding the occurrence of an Event of Default, not be cancelled, and should the Lender in the exercise of any of its rights under clause 24 of this Agreement be receiving periodic payments or Instalments from the Borrower, the Lender or any person nominated by the Lender shall apply the payments received in the following order –
25.1.1	firstly, to pay Project Costs;

25.1.2	secondly, to make payment of all costs, charges, expenses and liabilities (and all interest thereon) incurred by the Lender in connection with carrying out or purporting to carry out its duties and exercising their powers and discretions under the Finance Documents;
25.1.3	thirdly, to make payment of interest and capital owed to the Lender (excluding damages suffered by the Lender) in terms of this Agreement;

25.1.4	fourthly, to make payment of any damages suffered by the Lender; and

25.1.5	fifthly, to the extent that there is any surplus, to make a mandatory prepayment of the Facility Outstandings.
25.2	The Lender may in its discretion vary the order set out in the priority of payments contained in this clause 25, which will override any appropriation made by the Borrower.
26 ARBITRATION
26.1	Subject to clause 11, any claim, dispute or conflict between the Parties pursuant to this Agreement will be referred for arbitration subject to the then prevailing Rules of Arbitration of the International Chamber of Commerce.

26.2	The place of arbitration shall be Johannesburg. The arbitration shall be conducted in the English language and any documents presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the laws of the Republic of South Africa, being the jurisdiction of incorporation of the Lender’s holding company.

26.3	The arbitrator’s decision shall be final and binding on all the parties and be effective as it was made an order of any competent court at the instance of any Party. When the arbitrator delivers his award he will do so by way of a written statement incorporating the findings of fact determined by him and forming the reasons for the award as well as the full reason for justifying the award.

26.4	Nothing herein contained will be deemed to prevent or prohibit a Party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.
27 CONFLICTS
In the case of any conflict or inconsistency between this Agreement (with respect to the rights and obligations of the Parties prior to enforcement and the conditions in terms of which Security interest may be enforced), and any Security Document, this Agreement shall prevail.
28 ALLOCATION OF PAYMENTS
Notwithstanding anything to the contrary herein contained, the Lender will be entitled to allocate all and any payments by the Borrower to any indebtedness of the Borrower to the Lender in terms of this Agreement and the Borrower waives all and any rights that it may have to name the debt in respect of which such payment is made.
29 INDEMNITY
The Borrower hereby indemnifies the Lender against and undertakes to pay the Lender, on presentation of an invoice from a third party or, where there is no invoice from a third party, other evidence to the Borrower’s reasonable satisfaction, any cost, claim, loss, damages, expense (including legal fees) or liability which any Lender may sustain or incur as a result of -
29.1	the application of Taxes in relation to any payment received or receivable (or any payment deemed to be received or receivable) under the Finance Documents, subject to clause 22;

29.2	any breach by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Project Documents or Finance Documents; and

29.3	any actual or alleged breach by the Borrower of any Environmental Law or Environmental Approval or failure by the Borrower to obtain or comply with any Environmental Law or Environmental Approval in relation to the Project.

30    ILLEGALITY
If at any time after the Signature Date it is or becomes unlawful in any jurisdiction, or contrary to any lawful and binding request from or requirement of any Authority, for the Lender to perform any of its obligations under this Agreement then the Lender shall promptly after becoming aware of the same notify the Borrower by way of a certificate signed by a director or manager of the Lender (or a person of an equivalent or higher level of authority), whose appointment or designation it will not be necessary to prove, to that effect and if the Lender so requires, the Borrower shall by not later than such date as the Lender shall have specified (such date not being earlier than 3 (three) months after the date of such certificate) repay the Facility Outstandings in full together with any and all other amounts then due to the Lender under or in terms of this Agreement.
31    RENEGOTIATION
The Lender reserves the right to convert the Facility to that repayable on demand, or renegotiate any of the terms and conditions thereof if a Material Adverse Change occurs during the Term.
32    SUPPORT CLAUSE
The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.
33    CURRENCY INDEMNITY
33.1	If any sum due from the Borrower under a Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of –

33.1.1	making or filing a claim or proof against the Borrower; or

33.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower indemnifies the Lender against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between -
33.1.3	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

33.1.4	the rate or rates of exchange available to the Borrower to effect such conversion.
33.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
34 NOTICES
34.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under the this Agreement, the following -

Name	Physical Address	Telefax
HGM (Isle of Man) Pty Limited	15-19 Athol Street	+44 1624 638333
Douglas Isle of Man IM1 1LB
For the attention of Company Secretary

Name	Physical Address	Telefax
Morobe Consolidated Goldfields Limited	c/- Blake Dawson Waldron	+675 309 2099
4th Floor, Mogoru Moto
Building, Champion
Parade,
Port Moresby
Papua New Guinea
For the attention of Company Secretary

or such other address or telefax number as may be substituted by notice given as herein required. Each of the Parties shall be entitled from time to time by written notice to the others.

34.2	Any notice addressed to a Party at its physical address shall be delivered by hand, or sent by telefax.

34.3	Any notice so given -
34.3.1	if hand delivered before 16h30 on a business day, will rebuttably be presumed to have been received on the day of delivery. Any notice hand delivered after 16h30 on a business day, or on a day which is not a business day, will rebuttably be presumed to have been received on the immediately following business day; and

34.3.2	if sent by telefax before 16h30 on a business day, will rebuttably be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after 16h30 on a business day, or on a day which is not a business day, will rebuttably be presumed to have been received on the immediately following business day.
34.4	Nothing shall affect the Lender’s right to serve process in any other manner permitted by Applicable Law.

34.5	Notwithstanding the above, any notice actually received by the Party to whom the notice is addressed will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with the provisions of this clause.
35 CESSION AND ASSIGNMENT OF THE AGREEMENT
35.1	The Lender shall be entitled to cede, assign or otherwise transfer any of its rights or obligations under this Agreement without first having to obtain the consent of the Borrower. To the extent that any such cession, assignment or transfer results in a splitting of claims, the Borrower (to the extent required) hereby consents to such splitting of claims.

35.2	Neither this Agreement nor any part, share or interest therein nor any rights or obligations thereunder may be ceded, assigned, transferred by the Borrower without the prior written consent of the Lender.
36 CONFIDENTIALITY
36.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential -
36.1.1	the contents of this Agreement and all information relating thereto;

36.1.2	any information which any Party communicates to another and which is stated to be or by its nature is intended to be confidential;

36.1.3	all other information of the same confidential nature concerning the business of another party which comes to the knowledge of any party while it is engaged in terms of this Agreement, including (without being limited to) -
36.1.3.1	details of another party’s financial position, structures and operating results;

36.1.3.2	details of another party’s strategic objectives and planning; and

36.1.3.3	information relating to the another party’s past, present and future clients, products and services.
36.2	If any Party is uncertain about whether any information is to be treated as confidential in terms of clause 36.1, it shall be obliged to treat it as such until written clearance is obtained from the other Party in question.

36.3	The Parties undertake, subject to clause 36.4, not to disclose any information which is to be kept confidential in terms of clause 36.1, nor to use such information for its own or anyone else’s benefit.

36.4	Notwithstanding the provisions of clause 36.3, a Party shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its lawful duties in accordance with Applicable Law.
36.5	The obligation of confidentiality placed on any Party in terms of clause 36.1 shall cease to apply to a Party in respect of any information which ceases to be secret and confidential through no fault of such Party.
36.6	Each Party shall give up all papers, correspondence, records, copies and other documents of every kind concerning or containing any reference to another’s business on the expiration or termination for any other reason of this Agreement.
37    SEVERABILITY
Each provision of this Agreement is severable from the other provisions. Should any provision be found by a court of competent jurisdiction to be invalid or unenforceable for any reason, the Parties will consult with one another in good faith in order to agree, if possible, an alternative provision in accordance with the intent and tenor of this Agreement. The remaining provisions of this Agreement shall nevertheless remain binding and continue with full force and effect.
38    GENERAL
38.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with therein and save to the extent otherwise provided no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement or in the Finance Documents shall be binding on any of the Parties.
38.2	No variation, addition, deletion, or agreed cancellation will be of any force or effect unless in writing and signed by or on behalf of the Parties.
38.3	No waiver or deferment of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by or on behalf of the Party giving the same. Any such waiver or deferment will be effective only in the specific instance and for the purpose given. No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will constitute or be deemed to be a waiver or deferment thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

38.4	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party last signing one of the counterparts.

38.5	This Agreement will inure for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.
39    APPLICABLE LAW AND JURISDICTION
39.1	This Agreement will in all respects be interpreted in accordance with, governed by and construed under the Laws of the Republic of South Africa.

39.2	Subject to any other provisions of this Agreement, the Parties hereto hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the Republic of South Africa in any dispute arising from or in connection with this Agreement.

39.3	The Borrower hereby irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause 39.2 being nominated as a forum to hear and determine any suits, actions or proceedings and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

39.4	Any judgment obtained in the Republic of South Africa in relation to a Finance Document will be recognised against a Party and enforced in its jurisdiction of incorporation.

39.5	Nothing in this clause 39 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of Security or any judgment or any similar or related matter in any jurisdiction.

39.6	The Borrower also hereby irrevocably consents and agrees, for the benefit of the Lender, that any legal suit, action or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement may be brought in any court of the Territory or the Isle of Man, and irrevocably accepts and submits to the jurisdiction of each such court with respect to any such action, suit or proceeding.
40 COSTS, STAMP DUTY AND FEES
40.1	Save as may be otherwise provided herein, the Borrower will bear and pay all legal costs of or incidental to the negotiation, drafting, preparation and execution of this Agreement and any amendment thereof.

40.2	The Borrower agrees and undertakes to reimburse the Lender on demand with any and all other pre-agreed costs of and incidental to this Agreement, as well as all other reasonable costs and expenses (including legal costs on the de facto scale as between attorney-and- own-client) which the Lender may at any time incur in or about the exercise of any of its rights against the Borrower in terms of the Finance Documents, including collection commission, tracing fees, valuation charges, transport costs, costs of Advisers and other reasonable expenses in connection therewith.

40.3	If any amount payable to the Lender in terms of this Agreement in general, are stated as being exclusive of value added tax, then the Borrower will in addition to a stated amount pay any value added tax thereon to the Lender, against delivery by the Lender to the Borrower of a valid tax invoice in respect thereof.

40.4	In addition, the Borrower shall be liable for and shall pay all stamp duties and other costs of and incidental to the drafting, preparation and entering into of the Project Documents or the Finance Documents (together with value-added tax thereon, if any), and the registering of any Security Document in terms of Applicable Law.

Signed on behalf of the Parties as set out below, each signatory hereto warranting that he or she has due authority to do so:
SIGNED at                                          on                                      2007.

For and on behalf of –

HGM (ISLE OF MAN) (PTY) LIMITED

Signature:

Name of Signatory:

Designation of Signatory:
SIGNED at                                          on                                      2007.

For and on behalf of -

MOROBE CONSOLIDATED GOLDFIELDS LIMITED

Signature:	Signature:

Name of Signatory:	Name of Signatory:

Designation of Signatory:	Designation of Signatory: